Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated

April 8, 2024

by and among

Hotel101 Global Pte. Ltd.

Hotel of Asia, Inc.

DoubleDragon Corporation

DDPC Worldwide Pte. Ltd.

Hotel101 Worldwide Private Limited

JVSPAC Acquisition Corp.

Hotel101 Global Holdings Corp.

HGHC 4 Pte. Ltd.

and

HGHC 3 Corp.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1	The Following Terms, As Used In This Agreement, Have The Following Meanings:	2
1.2	The following terms have the meanings set forth in the Sections set forth below:	8

ARTICLE II COMPANY AMALGAMATION AND SPAC MERGER		10

2.1	Company Amalgamation; SPAC Merger	10
2.2	Closing	10
2.3	Amalgamation and Merger Effective Time	10
2.4	Effect of the Company Amalgamation	10
2.5	Effect of the SPAC Merger	10
2.6	Memorandum and Articles of Association of SPAC Surviving Sub	10
2.7	Directors and Officers of SPAC Surviving Sub	11
2.8	Constitution of the Company Surviving Sub	11
2.9	Directors and Officers of the Company Surviving Sub	11
2.10	Taking of Necessary Action; Further Action	11

ARTICLE III CONSIDERATION		11

3.1	Effect of Company Amalgamation on Hotel101 Global Securities	11
3.2	Effect of SPAC Merger on SPAC Securities	11
3.3	Conversion	12
3.4	Payment of Merger Consideration	12
3.5	Legend	13
3.6	Dissenter’s Rights	13
3.7	Withholding Rights	13
3.8	Taxes	13
3.9	Earnout Shares	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES AND PRINCIPAL SHAREHOLDERS		14

4.1	Corporate Existence and Power	14
4.2	Authorization	15
4.3	Governmental Authorization	15
4.4	Non-Contravention	16
4.5	Capital Structure	16
4.6	Corporate Records	16
4.7	Assumed Names	17
4.8	Subsidiaries.	17
4.9	Financial Statements	17
4.10	Books and Records	18
4.11	Absence of Certain Changes	18
4.12	Properties; Title to the Company Group’s Assets	18
4.13	Litigation	19
4.14	Contracts	19
4.15	Licenses and Permits	21
4.16	Cybersecurity; Compliance with Laws	21
4.17	Intellectual Property	22
4.18	Customers and Suppliers	23
4.19	Employees	24
4.20	Employment Matters	24
4.21	Real Property	24
4.23	Environmental Laws	26
4.24	Finders’ Fees	26
4.25	Powers of Attorney and Suretyships	26

i

4.26	Directors and Officers	26
4.27	Certain Business Practices	27
4.28	Sanctions; Anti-Money Laundering Laws	27
4.29	Not an Investment Company	27
4.30	Insurance	27
4.31	Related Party Agreements	28
4.32	Other Information	28
4.33	No Additional Representation or Warranties	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SPAC		28

5.1	Corporate Existence and Power	28
5.2	Authorization	28
5.3	Governmental Authorization	28
5.4	Non-Contravention.	29
5.5	Finders’ Fees	29
5.6	Capitalization	29
5.7	Trust Fund	29
5.8	Listing	30
5.9	Reporting Company	30
5.10	Board Approval	30
5.11	SPAC SEC Documents and Financial Statements	30
5.12	Litigation	30
5.13	Compliance with Laws	30
5.14	Not an Investment Company	30
5.15	Tax Matters	31
5.16	Prior Expenses	31
5.17	Certain Business Practices	31
5.18	Sanctions; Anti-Money Laundering Laws	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF ACQUISITION ENTITIES		32

6.1	Corporate Existence and Power	32
6.2	Authorization	32
6.3	Governmental Authorization	32
6.4	Non-Contravention	32
6.5	Finders’ Fees	32
6.6	Issuance of Shares	32
6.7	Capitalization	32
6.8	Board Approval	33
6.9	Litigation	33
6.10	Compliance with Laws	33
6.11	Not an Investment Company	33
6.12	Business Activities	33
6.13	Foreign Private Issuer	33
6.14	Organizational	33

ARTICLE VII COVENANTS OF THE RELEVANT PARTIES		34

7.1	Conduct of the Business.	34
7.2	Access to Information.	37
7.3	Notices of Certain Events	37
7.4	SEC Filings	37
7.5	The Registration Statement	38

7.6	Trust Account	39
7.7	Directors’ and Officers’ Indemnification and Insurance	39
7.8	Board of Directors of PubCo	40
7.9	Non-Compete Agreements	40

ARTICLE VIII COVENANTS OF THE COMPANY GROUP AND PRINCIPAL SHAREHOLDERS		41

8.1	Annual and Interim Financial Statements	41
8.2	Restructuring	41
8.3	Required Company Approvals	41
8.4	Key Employees of the Company Parties	41
8.5	Rights of PubCo as Minority Shareholder	41
8.6	Financial Statements	42
8.7	Key Executive Shares	42

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		42

9.1	Commercially Reasonable Efforts; Further Assurances	42
9.2	Tax Matters	43
9.3	Settlement of the SPAC’s Liabilities	43
9.4	Compliance with SPAC Agreements	43
9.5	Confidentiality	43
9.6	PIPE Investment	43
9.7	Company Amalgamation	44

ARTICLE X CONDITIONS TO CLOSING		45

10.1	Condition to the Obligations of the Parties	45
10.2	Additional Conditions to Obligations of SPAC	46
10.3	Additional Conditions to Obligations of the Company Parties	47
10.4	Frustration of Conditions.	47

ARTICLE XI DISPUTE RESOLUTION		48

11.1	Jurisdiction	48
11.2	Waiver of Jury Trial; No Exemplary Damages	48

ARTICLE XII TERMINATION		48

12.1	Termination	48
12.2	Effect of Termination.	49
12.3	Survival of Representations, Warranties and Covenants	49
12.4	Termination Fee	49
12.5	Reverse Termination Fee	49

ARTICLE XIII MISCELLANEOUS		50

13.1	Notices	50
13.2	Amendments; No Waivers; Remedies	51
13.3	Arm’s Length Bargaining; No Presumption Against Drafter	51
13.4	Publicity	51
13.5	Expenses	51
13.6	No Assignment or Delegation	52
13.7	Governing Law	52
13.8	Counterparts	52
13.9	Entire Agreement	52
13.10	Severability	52
13.11	Construction of Certain Terms and References; Captions	52
13.12	Further Assurances	53
13.13	Third Party Beneficiaries	53
13.14	Non-survival of Representations, Warranties and Covenants	53
13.15	Waiver	53
13.16	Enforcement	53
13.17	Non-Recourse	53

Schedules and Exhibits

Schedule A-1	Closing Payment Shares

Schedule A-2	Allocation of Key Executive Shares

Schedule A-3	Transfer Payment Shares

Schedule B	PubCo Minority Shareholder Rights

Schedule C	Company Disclosure Schedule

Exhibit A	Form of Plan of Merger

Exhibit B	Individuals Entitled to Indemnification Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 8, 2024, by and among (i) Hotel101 Global Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Global”), (ii) Hotel of Asia, Inc., a company with limited liability incorporated under the laws of the Philippines (“Hotel of Asia” and together with Hotel101 Global, the “Company Parties”), (iii) DoubleDragon Corporation, a company incorporated under the laws of the Philippines and listed on the Philippine Stock Exchange, Inc. (“DoubleDragon”), (iv) DDPC Worldwide Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of DoubleDragon (“DDPC”), (v) Hotel101 Worldwide Private Limited, a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Worldwide”, and together with DDPC, and DoubleDragon, the “Principal Shareholders”), (vi) JVSPAC Acquisition Corp., a British Virgin Islands business company (“SPAC”), (vii) Hotel101 Global Holdings Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of DoubleDragon (“PubCo”), (viii) HGHC 4 Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), and (ix) HGHC 3 Corp., a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”). Hotel101 Global, DoubleDragon, DDPC, Hotel101 Worldwide, SPAC, PubCo, Merger Sub 1, Merger Sub 2, and Hotel of Asia are collectively referred to herein as the “Parties” and individually as a “Party”.

WITNESSETH

A. Hotel101 Global and Hotel of Asia, through their wholly owned or Controlled (as defined below) subsidiaries, respectively, are engaged in the hotel, hospitality and real estate related businesses.

B. SPAC is a blank check company known as a special purpose acquisition company, formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

C. PubCo is a newly formed Cayman Islands company, formed for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities.

D. Merger Sub 1 is a newly formed Singapore private company limited by shares, wholly owned by PubCo.

E. Merger Sub 2 is a newly formed British Virgin Islands business company, wholly owned by PubCo and formed for the purpose of effectuating the SPAC Merger (as defined below).

F. DoubleDragon is the current holder of 70% of the share capital of Hotel of Asia.

G. DoubleDragon, through its subsidiaries, DDPC and Hotel of Asia, is a majority shareholder of Hotel101 Global.

H. Prior to the SPAC Merger and the Company Amalgamation (each as defined below), the Parties desire that DoubleDragon will transfer 40% of the total issued share capital of Hotel of Asia to PubCo (“Share Transfer”), free and clear of any and all encumbrances in exchange of issuance of 30,935,563 PubCo Ordinary Shares (“Transfer Payment Shares”) as set out in Schedule A-3 hereto.

I. Prior to the SPAC Merger and the Company Amalgamation (each as defined below), the Parties desire that DDPC shall transfer the DDPC Properties to Hotel101 Global, free and clear of any and all encumbrances in exchange for the issuance of ordinary shares in the capital of Hotel101 Global to DDPC (“Property Transfer”).

J. Following the Share Transfer, the Property Transfer and the fulfillment of other conditions set out in Sections 10.1, 10.2 and 10.3, the Parties desire further that (1) Hotel101 Global and Merger Sub 1 (Hotel101 Global and Merger Sub 1 sometimes being referred to herein as “Amalgamating Entities”) will amalgamate and continue as one company, with Hotel101 Global being the surviving entity and becoming a wholly-owned subsidiary of PubCo (“Company Amalgamation”), and the Company Amalgamation will occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act 1967 of Singapore (As Amended) (the “Singapore Companies Act”) and (2) SPAC will merge with and into Merger Sub 2, with SPAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “SPAC Merger”), and the SPAC Merger will occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BVI Business Companies Act, 2004 (As Amended) (the “BVI Companies Act”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 The following terms, as used in this Agreement, have the following meanings:

“Acquisition Entity” means each of PubCo, Merger Sub 1 and Merger Sub 2.

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any action, suit, arbitration or claim, or any investigation, hearing or legal, judicial or administrative proceeding by or before any Authority, including any audit, claim or assessment for Taxes or otherwise.

“Additional Agreements” mean the Lock-up Agreements and the Share Purchase Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person through one or more intermediaries or otherwise. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, each Principal Shareholder is an Affiliate of the Company Parties, and (b) with respect to all periods subsequent to the Closing, PubCo is an Affiliate of the Company Parties.

“Amalgamation Proposal” means the amalgamation proposal as prescribed by Section 215B of the Singapore Companies Act (being the amalgamation proposal which requires the approval by the shareholders of each Amalgamating Entity by special resolution at a general meeting for the purposes of Section 215C of the Singapore Companies Act) in relation to the Company Amalgamation.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company Group, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, whether international, national, federal, state, or local.

“Books and Records” means the financial books and records (whether written, electronic, or otherwise embodied) in which a Person’s assets, the business or its transactions are otherwise reflected, other than registers of members, stock books and minute books.

“Business” means the business of the Company Group.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, the Cayman Islands, the British Virgin Islands, Hong Kong, Makati City or Pasay City are authorized or required by applicable Law to close.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Closing Date” means the date on which the Closing occurs.

“Closing Payment Shares” means 164,564,437 shares of PubCo Ordinary Shares issuable upon the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company Parties to SPAC and the Acquisition Entities concurrently with the signing of this Agreement as Schedule C hereto.

“Company Group” means each of (a) Hotel101 Global and its Subsidiaries, and (b) Hotel of Asia and its Subsidiaries.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Shares of a Company Party.

“Consideration Shares” means such number of PubCo Ordinary Shares equal to US$2,300,000,000, divided by US$10.00, consisting of the Transfer Payment Shares, the Closing Payment Shares and the Key Executive Shares.

“Contracts” means all legally binding contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Data Room” means the electronic data room maintained at https://services.intralinks.com/web/#workspace/16471925/documents established for the posting of documents for review by SPAC in connection with the Transactions.

“DDPC Properties” means the leasehold right over the properties located at (i) #04-03, 20 Cecil Street, Singapore 049705, and (ii) #04-04, 20 Cecil Street, Singapore 049705.

“DDPC Shareholder Approval” means the approval of the Property Transfer and the transactions contemplated thereby, by an ordinary resolution of the holders of at least 50% of the shares in the capital of DDPC entitled to vote, who attend and vote thereupon, pursuant to the terms and subject to the conditions of DDPC’s Organizational Documents and applicable Law.

“Environmental Laws” shall mean all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or prohibition, regulation or control of any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Franchise Agreement” means (i) any franchise, inbound, trademark, license or other similar agreement entered into by any Company Group pursuant to which any Company Real Property is flagged under a hotel brand owned by any third party (each a “Franchise Company”), and any amendment thereto or guarantee thereof, and (ii) each additional license (whether with the Franchise Company or any Affiliate thereof) or other Contract related to such franchise agreement and entered into by the Company Group, in each case with respect to this clause (ii), that are material to any Company Real Property.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated or regulated as radioactive, toxic, hazardous, or as a pollutant or a contaminant (or words of similar intent or meaning) by any Authority or under applicable Laws.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Hotel101 Global Shareholder Approval” means the approval of (i) the Company Amalgamation, the Amalgamation Proposal and the transactions contemplated thereby, by a special resolution of the holders of at least 75% of the Hotel101 Global Shares entitled to vote, who attend and vote thereupon, pursuant to the terms and subject to the conditions of Hotel101 Global’s Organizational Documents and applicable Law, and (ii) the Property Transfer and the transactions contemplated thereby, by an ordinary resolution of the holders of at least 50% of the Hotel101 Global Shares entitled to vote, who attend and vote thereupon, pursuant to the terms and subject to the conditions of Hotel101 Global’s Organizational Documents and applicable Law.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board from time to time.

“IPO” means the initial public offering of SPAC pursuant to a prospectus dated January 18, 2024.

“IT Assets” means computers, software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

“Indebtedness” means with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP or IFRS (as applicable to such Person), and (g) all guarantees by such Person.

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., trade secrets, know-how, invention rights, rights of privacy and publicity, and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all renewals, extensions, additions, improvements and accessions thereto and all allied, ancillary and subsidiary rights relating thereto; and with respect to each of the forgoing items in this definition, which is owned, licensed, filed, used by or proprietary to the Company Group, or used or held for use in the business operated by the Company Group, whether registered or unregistered, or domestic or foreign, and whether computer generated or otherwise.

“Investment Management Trust Agreement” means the investment management trust agreement, dated as of January 18, 2024, by and between SPAC and the Trustee.

“Key Employee” means any Company Party Employee (a) whose most recent annual base compensation amount was in excess of US$1,000,000 or (b) that holds a title of ‘President’ or higher.

“Key Executive” means each of Edgar J. Sia II, Tony Tan Caktiong, Ferdinand J. Sia, Rizza Marie S. Javelona, Marriana Henares Yulo and other persons to be determined by the board of directors of DoubleDragon in its sole discretion.

“Key Executive Shares” means, without duplication, the PubCo Ordinary Shares held or subscribed by a Key Executive immediately prior to the SPAC Merger Effective Time.

“Law” means any domestic, international or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of any Authority, including rule or regulation promulgated thereunder.

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements pursuant to which the Company Group holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Group thereunder.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company Group as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company Group, all buildings and other structures, facilities, improvements or fixtures currently or hereafter located thereon.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-up Agreements” means the lock-up agreements in the form and substance to be mutually agreed upon by SPAC and DoubleDragon, dated as of the Closing Date and entered into by and between PubCo and Sponsor or each Principal Shareholder.

“Management Agreement” means the management agreements entered into by any of the Company Group (as amended from time to time) pursuant to which any hotel operator (other than any of the Company Group) manages or operates any Company Real Property (each a “Management Company”) on behalf of the Company Group and each amendment, guarantee, license or franchise agreement (whether with the Management Company or any Affiliate thereof) or other Contracts related to such management agreements and entered into by any of the Company Group.

“Material Adverse Effect” means any fact, development, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, development, events, circumstances, changes, conditions, occurrences or effects, (a) has had, is or would reasonably be expected to have a material adverse effect on the business, customer relationships, operations, financial condition, regulatory environment or prospects, of the Company Group, whether or not arising from transactions in the ordinary course of business or (b) has prevented or materially delayed, is preventing or is materially delaying or would reasonably be expected to prevent or materially delay the consummation by the Company Parties of the Transactions; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any change in the price of any security, currency, market index or prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken or not to take with the written consent of or at the written request of SPAC, provided that this clause (v) shall not apply to any representation or warranty set forth in Section 4.4 and, to the extent related thereto, the condition in Section 10.2(g); (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP, IFRS or other applicable accounting principles) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the Transactions, including losses or threatened losses of employees, provided that this clause (vii) shall not apply to any representation or warranty set forth in Section 4.4 and, to the extent related thereto, the condition in Section 10.2(g); (viii) any natural or man-made disaster or acts of God; and (ix) any failure in and of itself of the Company Parties and any of its Subsidiaries to meet any projections, forecasts, or budgets (provided, that clause (ix) shall not prevent a determination that any change or event not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect); except in the cases of clauses (i), (ii), (iii), (iv), (vi) or (viii), such facts, events, circumstances, conditions, occurrences and effects may be taken into account if the Company Group is disproportionately affected thereby as compared with other participants in the same industries or markets in which the Company Group operates.

“Mergers” means the SPAC Merger and the Company Amalgamation.

“Order” means any decree, order, judgment, writ, award, injunction, rule, determination or consent of or by an Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association, constitution or similar organizational documents, in each case, as amended.

“Owned Real Property” means all land, buildings, structures and improvements owned by any member of the Company Group.

“Permitted Liens” means (a) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) that are not material to the business, operations and financial condition of any Company Group so encumbered, either individually or in the aggregate, or (iii) that are not resulting from a breach, default or violation by any Company Group and/or any of its Subsidiaries of any Contract or Law; (b) liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP or IFRS); (c) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Lease, (iii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, and (iv) guaranties, letters of credit or deposits arising from any Leases, including security deposits made in the ordinary course of business; (d) zoning, building, entitlement and other land use and environmental regulations promulgated by any Authority that do not, individual or in the aggregate, materially interfere with the current use of the Owned Real Property or Leased Real Property; (e) non-exclusive, non-source code licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice; and (f) Liens to be released prior to or at the Closing.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PubCo Ordinary Shares” means the Class A ordinary shares of PubCo.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo and, if applicable, the Company Group, under the Securities Act with respect to PubCo Ordinary Shares to be issued in connection with the Transactions.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means, with respect to a given Person, the shares and any other class of securities in the capital of such Person, including ordinary shares, preferred shares and any other classes of shares.

“Share Purchase Agreement” means the share purchase agreement to be entered into by and among DoubleDragon and PubCo, pursuant to which DoubleDragon will transfer 40% of the total issued share capital of Hotel of Asia to PubCo, free and clear of any and all encumbrances in exchange of issuance of the Transfer Payment Shares.

“SPAC Class A Ordinary Shares” means the class A ordinary shares with no par value of SPAC.

“SPAC Class B Ordinary Shares” means the class B ordinary shares with no par value of SPAC.

“SPAC Material Adverse Effect” means a material adverse effect on the ability of the SPAC to consummate the transaction contemplated by this Agreement or any of the Additional Agreements; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic or political conditions; (ii) conditions generally affecting the special purpose acquisition companies industry; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any change in the price of any security, currency, market index or prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken or not to take with the written consent of or at the written request of Company Parties; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP, IFRS or other applicable accounting principles) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the Transactions, including losses or threatened losses of employees; and (viii) any natural or man-made disaster or acts of God; except in the cases of clauses (i), (ii), (iii), (iv), (vi) or (viii), such facts, events, circumstances, conditions, occurrences and effects may be taken into account if the SPAC is disproportionately affected thereby as compared with other participants in the same industries or markets in which the SPAC operates.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Rights” means the issued and outstanding rights of SPAC, each such right convertible into one-fourth (1/4) of a SPAC Class A Ordinary Share at the closing of a business combination.

“SPAC Shareholder” means any shareholder of SPAC.

“SPAC Unit” means a unit of SPAC issued in the IPO or upon the exercise of the underwriters’ overallotment option comprised of one SPAC Class A Ordinary Share and one SPAC Right.

“Sponsor” means Winky Investments Limited., a British Virgin Islands business company.

“Subsidiary” means, with respect to any specified Person, any other Person (a) of which such specified Person or any other Subsidiary of such specified Person is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such specified Person or by any one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such specified Person or by any one or more of its Subsidiaries, including interests held through a variable-interest-entity structure or other similar contractual arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such specified Person and are recorded on the books of such specified Person for financial reporting purposes in accordance with IFRS or U.S. GAAP, whichever is relevant.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company Group and other tangible property.

“Tax” means any federal, state, local or foreign tax, levy, custom, duty, deficiency, or other assessment of any kind or nature including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax, including any liability therefor as a transferee or successor, pursuant to Treasury Regulations Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transactions” means the transactions contemplated under this Agreement, the Additional Agreements and any other agreement or document delivered pursuant to this Agreement and the Additional Agreements.

“Transfer Right” means a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer or right of first refusal, pursuant to the terms of which any Person (including any Company Group) could be required to purchase or sell the applicable equity interests of any Person, any fee owned real property or any other material assets, rights or properties.

“Trustee” means Continental Stock Transfer & Trust Company, LLC.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“$” or “US$” means U.S. dollars, the legal currency of the United States.

1.2 The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
Agreement	Preamble
Alternative Transaction	7.1(d)
Amalgamating Entities	Recital J
Amalgamation Documents	9.7(a)(i)
Amalgamation Objection	9.7(f)
Amended PubCo Charter	6.14
Anti-Money Laundering Laws	4.28
Articles of Merger	2.3(b)
Balance Sheet Date	4.9(c)
Bankruptcy and Equity Exception	4.2(a)
BVI Companies Act	Recital J
Closing	2.2
Company Amalgamation	Recital J
Company Amalgamation Effective Time	2.3(a)
Company Filing Documents	4.16(c)
Company Parties	Preamble
Company Real Property Leases	4.21(c)
Company Surviving Sub	2.1
D&O Indemnified Persons	7.7(a)
D&O Tail Insurance	7.7(a)
DDPC	Preamble
DoubleDragon	Preamble
Earnout Shares	3.9(a)
Effectiveness Date	12.1(d)
Employment Agreements	8.4
Financial Statements	4.9(a)
Governmental Approval	4.3(a)
Ground Leased Real Property	4.21(c)
Hotel of Asia	Preamble
Hotel of Asia Shares	4.5(b)
Hotel101 Global	Preamble
Hotel101 Global Shares	4.5(a)
Hotel101 Worldwide	Preamble

Indemnified Parties	7.7(a)
Indemnifying Party	7.7(a)
Insurance Policies	4.30
Key Personnel	4.19(a)
Licensed Intellectual Property Rights	4.17(b)
Material Contract	4.14(a)
Merger Sub 1	Preamble
Merger Sub 1 Share	6.7(a)
Merger Sub 2	Preamble
Merger Sub 2 Share	6.7(a)
Other Amalgamation Documents	9.7(a)(i)
Party	Preamble
Permits	4.15(a)
Personal Information	4.16(b)
PIPE Financing	9.6
PIPE Investors	9.6
Plan of Merger	2.3(b)
Premium Termination Fee	12.3
Principal Shareholders	Preamble
Prior Sales	4.21(d)
Property Transfer	Recital I
Prospectus	14.15
Proxy Statement	7.5(a)
PubCo	Preamble
Related-Party Assets	4.12(b)
Required SPAC Shareholder Approval	10.1(d)
Reverse Termination Fee	12.4
Safety Notices	4.15(b)
Sanctions	4.28
Services	4.15(b)
Share Transfer	Recital H
Singapore Companies Act	Recital J
SPAC	Preamble
SPAC Dissenting Shareholders	3.2(f)
SPAC Dissenting Shares	3.2(f)
SPAC Merger	Recital J
SPAC Merger Effective Time	2.3(b)
SPAC SEC Documents	5.11(a)
SPAC Shareholder Approval Matters	7.5(b)
SPAC Special Meeting	7.5(a)
SPAC Surviving Sub	2.1
Termination Fee	12.3
Top Customers	4.18(a)
Top Supplier	4.18(a)
Transfer Payment Shares	Recital H
Transfer Taxes	3.8
Transferred Hotel of Asia Shares	8.2(a)(i)
Trust Account	5.7
Vesting Period	8.7

ARTICLE II

COMPANY AMALGAMATION AND SPAC MERGER

2.1 Company Amalgamation; SPAC Merger. Subject to the terms of this Agreement and in accordance with the applicable provisions of the BVI Companies Act or Singapore Companies Act (as the case may be), (a) at the Company Amalgamation Effective Time (as defined below), Hotel101 Global and Merger Sub 1 shall amalgamate and continue as one company, with Hotel101 Global being the surviving entity (hereinafter referred to for the periods at and after the Company Amalgamation Effective Time (as defined) as the “Company Surviving Sub”), and as a wholly owned subsidiary of PubCo; and (b) at the SPAC Merger Effective Time (as defined below), SPAC shall be merged with and into Merger Sub 2. Following the SPAC Merger, the separate corporate existence of Merger Sub 2 will cease and SPAC will continue as the surviving company (the “SPAC Surviving Sub”) in the SPAC Merger under the Laws of the British Virgin Islands as a wholly owned subsidiary of PubCo.

2.2 Closing. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Company Amalgamation and the SPAC Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 at 9:00 a.m. New York time on a date no later than three (3) Business Days after the satisfaction or (if permissible) waiver of all the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions), or at such other place and time as DoubleDragon and SPAC may mutually agree upon in writing. The Parties may participate in the Closing via electronic means by the mutual exchange of electronic signatures (including portable document format (.PDF) and Verisign).

2.3 Amalgamation and Merger Effective Time. Subject to the terms of this Agreement:

(a) at the Closing and immediately prior to the SPAC Merger Effective Time, Hotel101 Global and Merger Sub 1 shall execute and cause to be lodged with ACRA, the Amalgamation Proposal, the Other Amalgamation Documents, and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law to make the Company Amalgamation effective by no later than 9:00 a.m. Singapore time on the Closing Date. The Company Amalgamation shall become effective on the date as may be agreed by the Parties in writing and specified in writing in the Amalgamation Proposal and as set out in the notice of amalgamation issued by ACRA in respect of the Company Amalgamation (the “Company Amalgamation Effective Time”); and

(b) at the Closing and immediately after the Company Amalgamation Effective Time, SPAC and Merger Sub 2 shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Exhibit A and an articles of merger (the “Articles of Merger”) and the Parties shall cause the SPAC Merger to be consummated by filing the Articles of Merger (appending the Plan of Merger) (and other documents required by the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands in accordance with the relevant provisions of the BVI Companies Act (the time at which the SPAC Merger will be effective as agreed in writing by DoubleDragon and SPAC and specified in the Articles of Merger, the “SPAC Merger Effective Time”).

2.4 Effect of the Company Amalgamation. At and after the Company Amalgamation Effective Time, in accordance with Section 215G of the Singapore Companies Act, (a) all the property, rights and privileges of Hotel101 Global and Merger Sub 1 shall be transferred to and vest in the Company Surviving Sub; (b) all the liabilities and obligations of Hotel101 Global and Merger Sub 1 shall be transferred to and become the liabilities and obligations of the Company Surviving Sub; (c) all proceedings pending by or against either of Hotel101 Global or Merger Sub 1 may be continued by or against the Company Surviving Sub; (d) any conviction, ruling, order or judgement in favor or against either of Hotel101 Global or Merger Sub 1 may be enforced by or against the Company Surviving Sub; and (e) the shares and rights of the members in each Amalgamating Entity shall be cancelled, exchanged or converted into the shares and rights provided for in the Amalgamation Proposal, and in accordance with Section 3.1.

2.5 Effect of the SPAC Merger. At the SPAC Merger Effective Time, the effect of the SPAC Merger will be as provided in this Agreement, the Articles of Merger, the Plan of Merger and the applicable provisions of the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of each of SPAC and Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC Surviving Sub, which will include the assumption by SPAC Surviving Sub of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub 2 set forth in this Agreement to be performed after the SPAC Merger Effective Time.

2.6 Memorandum and Articles of Association of SPAC Surviving Sub. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of SPAC, Merger Sub 2 or any other Person, the memorandum and articles of association of Merger Sub 2, as in effect immediately prior to the SPAC Merger Effective Time, shall become the memorandum and articles of association of the SPAC Surviving Sub until thereafter amended as provided therein, in this Agreement and under the BVI Companies Act, except that the name of the SPAC Surviving Sub reflected therein shall be mutually agreed by DoubleDragon and SPAC.

2.7 Directors and Officers of SPAC Surviving Sub. At the SPAC Merger Effective Time, the board of directors and officers of Merger Sub 2 and SPAC shall cease to hold office, and the board of directors and officers of SPAC Surviving Sub shall be appointed as determined by DoubleDragon, each to hold office in accordance with the memorandum and articles of association of the SPAC Surviving Sub then effective or until their respective successors are duly elected or appointed and qualified.

2.8 Constitution of the Company Surviving Sub. At the Company Amalgamation Effective Time, the constitution of the Company Surviving Sub shall be the constitution set out in the Amalgamation Proposal, until thereafter amended as provided therein and under the Singapore Companies Act.

2.9 Directors and Officers of the Company Surviving Sub. At the Company Amalgamation Effective Time, the board of directors and officers of Merger Sub 1 shall cease to hold office, and the board of directors and officers of the Company Surviving Sub shall be appointed as determined by PubCo, each to hold office in accordance with the constitution of the Company Surviving Sub then effective.

2.10 Taking of Necessary Action; Further Action.

(a) If, at any time after the SPAC Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Sub, as the surviving company in the SPAC Merger, with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub 2, the officers and directors of SPAC and Merger Sub 2 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Company Amalgamation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company Surviving Sub following the Company Amalgamation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Hotel101 Global and Merger Sub 1, the officers and directors of Hotel101 Global and Merger Sub 1 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONSIDERATION

3.1 Effect of Company Amalgamation on Hotel101 Global Securities.

(a) At the Company Amalgamation Effective Time, by virtue of the Company Amalgamation and without any action on the part of PubCo, Hotel101 Global, Merger Sub 1 or any other Party, each Hotel101 Global Share issued and outstanding immediately prior to the Company Amalgamation Effective Time shall automatically be cancelled (which cancellation of Hotel101 Global Shares shall be deemed not to be a reduction of share capital within the meaning of the Singapore Companies Act) in exchange for the right to receive, without interest, 164,564,437 PubCo Ordinary Shares to be issued on the Closing Date. All of the Hotel101 Global Shares converted into the right to receive consideration as described in this Section 3.1(a) shall no longer be outstanding and shall cease to exist, and each holder of Hotel101 Global Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.1(a) into which such Hotel101 Global Share shall have been converted into in the Company Amalgamation.

(b) At the Company Amalgamation Effective Time, by virtue of the Company Amalgamation and without any action on the part of any holder thereof, each ordinary share of Merger Sub 1 shall be converted into and become one validly issued ordinary share of the Company Surviving Sub and all such shares shall constitute the only outstanding share capital of the Company Surviving Sub as of immediately following the Company Amalgamation Effective Time and accordingly, PubCo shall become, pursuant to the Company Amalgamation and the cancellation of the Hotel101 Global Shares, the holder of all of the ordinary shares in the capital of the Company Surviving Sub.

3.2 Effect of SPAC Merger on SPAC Securities.

(a) Treatment of SPAC Units. Immediately prior to the SPAC Merger Effective Time (but immediately subsequent to the Company Amalgamation Effective Time), without any action on the part of PubCo, SPAC, Merger Sub 2 or the SPAC Shareholders, each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be detached and the holder thereof shall be deemed to hold such number of SPAC Class A Ordinary Shares and SPAC Rights in accordance with the terms of the applicable SPAC Unit.

(b) Conversion of SPAC Rights. Immediately prior to the SPAC Merger Effective Time (but immediately subsequent to the detachment of the SPAC Units as set forth in Section 3.2(a)), pursuant to the terms and conditions of the SPAC Rights, each SPAC Right outstanding immediately prior to the SPAC Merger Effective Time (and immediately subsequent to the detachment of the SPAC Units as set forth in Section 3.2(a)) shall be cancelled and cease to exist in exchange for the right to receive, without interest, one-fourth (1/4) of a SPAC Class A Ordinary Share. Fractional shares will either be rounded down pursuant to the terms of the Rights Agreement dated as of January 18, 2024 by and between SPAC and the Trustee, or otherwise addressed in accordance with the applicable provisions of the Laws of British Virgin Islands.

(c) Conversion of SPAC Ordinary Shares. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of PubCo, SPAC, Merger Sub 2 or the SPAC Shareholders, each SPAC Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time (but immediately subsequent to the conversion of the SPAC Rights as set forth in Section 3.2(b)) (other than SPAC Dissenting Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, one PubCo Ordinary Share.

(d) Merger Sub 2 Share. At the SPAC Merger Effective Time, each share of Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically convert into one share of SPAC Surviving Sub, which shall constitute the only outstanding share of SPAC Surviving Sub and shall be solely owned by PubCo.

(e) SPAC Treasury Shares. Notwithstanding Section 3.2(c) or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares that are owned by SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, at the SPAC Merger Effective Time, such SPAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(f) SPAC Dissenting Shares. Each SPAC Ordinary Share (the “SPAC Dissenting Shares”) owned by SPAC Shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the SPAC Merger pursuant to the BVI Companies Act (the “SPAC Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 3.6, unless and until such SPAC Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the SPAC Merger pursuant to the BVI Companies Act with respect to any SPAC Dissenting Shares in accordance with Section 3.6.

3.3 Conversion

(a) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the SPAC Merger Effective Time, any change in the outstanding securities of the Company Parties or PubCo shall occur (other than the issuance of additional shares of share capital of the Company Parties or PubCo as permitted by this Agreement), including by reason of any repurchase, reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in share, the Consideration Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company Parties or PubCo to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.4 Payment of Merger Consideration.

(a) Subject to the terms of this Agreement, on the Closing Date, PubCo shall issue to each Person described in Schedule A-1 such number of Closing Payment Shares opposite such Person’s name on Schedule A-1, in each case as adjusted pursuant to Section 3.3(a); provided that DoubleDragon may adjust the number of Closing Payment Shares to be issued to each Person described in Schedule A-1 so long as the total number of Closing Payment Shares remains unchanged.

(b) No certificates or scrip representing fractional PubCo Ordinary Shares will be issued pursuant to the SPAC Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the PubCo.

3.5 Legend. Each certificate issued pursuant to the SPAC Merger and the Company Amalgamation to any holder of PubCo Ordinary Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the PubCo Ordinary Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SECURITIES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

3.6 Dissenter’s Rights.

(a) No Person who has validly exercised their dissenters’ rights pursuant to the BVI Companies Act shall be entitled to receive applicable PubCo Ordinary Shares under Section 3.2(c) with respect to the SPAC Dissenting Shares owned by such SPAC Dissenting Shareholder unless such SPAC Dissenting Shareholder shall have, prior to the SPAC Merger Effective Time, effectively withdrawn or lost their dissenters’ rights under the BVI Companies Act. Each SPAC Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in the BVI Companies Act with respect to the SPAC Dissenting Shares owned by such SPAC Dissenting Shareholder. SPAC shall give the Company Parties (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by SPAC relating to any SPAC Dissenting Shareholder’s rights of dissent under the BVI Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Companies Act. SPAC shall not, except with the prior written consent of DoubleDragon, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) In the event that any written notices of objection to the SPAC Merger are served by any SPAC Shareholders pursuant section 179 of the BVI Companies Act, SPAC shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the SPAC Merger on such shareholders pursuant to section 179 of the BVI Companies Act within twenty (20) days of obtaining the Required SPAC Shareholder Approval, provided, that prior to serving any such notice, SPAC shall consult with DoubleDragon with respect to such notice and shall afford DoubleDragon a reasonable opportunity to comment thereon.

3.7 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, PubCo, the Company Group and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if PubCo or any party acting on its behalf determines that any payment to be made under this Agreement is subject to deduction and/or withholding, then PubCo shall (a) provide written notice to the recipient of such payment as soon as reasonably practicable after such determination and (b) reasonably consult and cooperate with the recipient of such payment reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Authority.

3.8 Taxes. The Company Parties shall bear and pay any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes in connection with the Transactions (“Transfer Taxes”). The Company Parties shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes. The Parties agree to reasonably cooperate to (a) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (b) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

3.9 Earnout Shares

(a) If PubCo’s reported consolidated revenue for fiscal year 2025, as set forth in PubCo’s annual audited consolidated financial statements on its annual report filed on Form 20-F, is at least US$113.25 million, then PubCo, at its option, may issue in the aggregate up to an additional 500,000 PubCo Ordinary Shares or equity securities representing PubCo (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”) as a bonus to the directors, executives, managers, advisors and employees of PubCo, its Subsidiaries and/or parent companies, as determined at the relevant time (together with the proportion of awards that each such Person shall be entitled to) in the sole discretion of the compensation committee of PubCo’s board of directors. PubCo shall take such actions as may be required for the allotment and issuance of PubCo Ordinary Shares or other equity securities pursuant to this Section 3.9.

(b) It is agreed by the Parties that, fifty percent (50%) of the Earnout Shares issued hereunder shall be vested upon issuance and not subject to any lock-up arrangement, and the remaining fifty percent (50%) of the Earnout Shares issued hereunder shall be subject to a lock-up period of six (6) months from the date of the issuance. DoubleDragon shall cause each Person who received the Earnout Shares to enter into a Lock-up Agreement as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES AND PRINCIPAL SHAREHOLDERS

Except as set forth in the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to qualify the section or subsection of this Agreement to which it corresponds in number along with each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section of subsection), the Company Parties and the Principal Shareholders, jointly and severally, hereby represent and warrant to the SPAC that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to each Company Party on a consolidated basis with its Subsidiaries.

4.1 Corporate Existence and Power.

(a) Each of the Company Parties is duly incorporated, validly existing and, where applicable, in good standing under the Laws of its jurisdiction and its Subsidiaries are duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each member of the Company Group (i) has all requisite power and authority, corporate and otherwise, and (ii) has, and is in compliance thereof with, all governmental licenses, franchises, Permits, authorizations, consents and approvals to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. In respect of the Permits requisite for the conduct of any part of the Business which are subject to periodic renewal, the Company Group has no reason to believe that such requisite renewals will not be timely granted by the relevant Authorities. Each member of the Company Group is duly licensed, qualified or authorized to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing, qualification or authorization necessary. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company Group has made available to SPAC true, accurate, complete and correct copies of the Organizational Documents of each member of the Company Group, each as amended, restated, supplemented or otherwise modified as of the date hereof, each of which is in full force and effect on the date hereof. Each member of the Company Group is in compliance with the terms of its Organizational Documents.

(b) Each of the Principal Shareholders except DoubleDragon is a private company limited by shares duly incorporated, validly existing and in good standing under the Laws of its jurisdiction and its Subsidiaries are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. DoubleDragon is a listed company duly incorporated, validly existing and in good standing under the Laws of the Philippines. The Principal Shareholders have made available to SPAC true, accurate, complete and correct copies of the Organizational Documents of each Principal Shareholder, each as amended, restated, supplemented or otherwise modified as of the date hereof, each of which is in full force and effect on the date hereof. Each Principal Shareholder is in compliance with the terms of its Organizational Documents.

4.2 Authorization.

(a) Except as disclosed in Section 4.2 of the Company Disclosure Schedule, each relevant member of the Company Group has all the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the SPAC Merger, the Company Amalgamation, the Share Transfer, the Property Transfer and the transactions contemplated hereby and thereby. The execution, delivery and performance by each such member of the Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by such member of the Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such member of the Company Group and have been duly authorized by all necessary action on the part of such member of the Company Group (including the board of directors of such member of the Company Group). Assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement has been, and each Additional Agreement (when executed and delivered by the relevant members of the Company Group) will be, duly and validly executed and delivered by each relevant member of the Company Group to which it is a party, and this Agreement constitutes, and each Additional Agreement (when executed and delivered by such member of the Company Group) will constitute, a valid and legally binding obligation of such member of the Company Group, enforceable against such member of the Company Group in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Since the date of this Agreement and until the completion of the Company Amalgamation, no creditor(s) or shareholders of Hotel101 Global or creditor(s) or shareholders of Merger Sub 1 has had or will have the rights to object the Company Amalgamation or in any other way cause the Company Amalgamation to be not effective.

(c) Except as disclosed in Section 4.2 of the Company Disclosure Schedule, each Principal Shareholder has all the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the SPAC Merger, the Company Amalgamation, the Share Transfer, the Property Transfer and the transactions contemplated hereby and thereby. The execution, delivery and performance by each Principal Shareholder of this Agreement and the Additional Agreements to which it is a party and the consummation by such Principal Shareholder of the transactions contemplated hereby and thereby are within the corporate powers of such Principal Shareholder and have been duly authorized by all necessary action on the part of such Principal Shareholder (including the board of directors of such Principal Shareholder). Assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement has been, and each Additional Agreement (when executed and delivered by the relevant Principal Shareholder) will be, duly and validly executed and delivered by each Principal Shareholder to which it is a party, and this Agreement constitutes, and each Additional Agreement (when executed and delivered by a Principal Shareholder) will constitute, a valid and legally binding obligation of such Principal Shareholder enforceable against such Principal Shareholder in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

4.3 Governmental Authorization.

(a) Neither the execution, delivery nor performance by each member of the Company Group of this Agreement or any Additional Agreements to which it is a party requires any notice to, consent, approval, permit, license or other action by or in respect of, or registration, declaration or filing with, any Authority (each of the foregoing, a “Governmental Approval”), except for (i) the filing of the Amalgamation Proposal with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Company Amalgamation, each in accordance with the Singapore Companies Act, and (ii) the filing of the return of allotment with ACRA to issue shares in the capital of Hotel101 Global to DDPC in connection with the Property Transfer, in accordance with the Singapore Companies Act.

(b) Neither the execution, delivery nor performance by each Principal Shareholder of this Agreement or any Additional Agreements to which it is a party requires any Governmental Approval.

4.4 Non-Contravention.

(a) The execution, delivery and performance by each member of the Company Group of this Agreement and any Additional Agreements to which it is a party does not and will not (i) contravene or conflict with the Organizational Documents of such member of the Company Group, (ii) contravene or conflict with or constitute a violation of any provision of any Permit, Law or Order binding upon or applicable to such member of the Company Group, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such member of the Company Group or require any payment or reimbursement or to a loss of any benefit relating to the Business to which such member of the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations to which such member of the Company Group is a party or binding upon such member of the Company Group or by which any Share of a member of the Company Group, or any of such member of the Company Group’s assets, is or may be bound or any Permit, or (iv) result in the creation or imposition of any Lien on any Share of a member of the Company Group, (v) cause a loss of any material benefit relating to the Business to which such member of the Company Group is entitled under any provision of any Permit or Contract binding upon such member of the Company Group, or (vi) result in the creation or imposition of any Lien (except for Permitted Liens) on any of such member of the Company Group’s material assets, except, in the cases of (ii), (iii), (iv), for such contravention, conflict, violation, breach, default or failure to act as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance by each Principal Shareholder of this Agreement and any Additional Agreements to which it is a party does not and will not (i) contravene or conflict with the Organizational Documents of such Principal Shareholder or (ii) contravene or conflict with or constitute a violation of any provision of any Permit, Law or Order binding upon or applicable to such Principal Shareholder, except, in the case of (ii), for such contravention or conflict that as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capital Structure of Company Group and Principal Shareholders.

(a) Share Capital of Hotel101 Global. As of the date of this Agreement, the issued and paid-up capital of Hotel101 Global is US$5,223,750 comprising 5,223,750 ordinary shares in the capital of Hotel101 Global and S$300 comprising 300 ordinary shares in the capital of Hotel101 Global (the “Hotel101 Global Shares”), among which 3,482,700 ordinary shares are owned and held by DDPC and 1,741,350 ordinary shares are owned and held by Hotel101 Worldwide. No Hotel101 Global Share is held in its treasury. All of the issued and outstanding Hotel101 Global Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. The only Hotel101 Global Shares that will be issued and outstanding immediately after the Closing will be the Hotel101 Global Shares owned by the PubCo. No other class in the share capital of Hotel101 Global is authorized or issued or outstanding.

(b) Share Capital of Hotel of Asia. As of the date of this Agreement, the authorized share capital of Hotel of Asia is comprised of 1,000,000 common shares of par value PHP 1,000 each, of which (i) DoubleDragon holds 377,995 common shares, (ii) Chan C. Bros. Holding, Inc. holds 80,999 common shares, (iii) Staniel Realty & Development Corp. holds 80,999 common shares, (iv) Chan Kiong Ki See holds 1 common share, (v) Edgar J. Sia II holds 1 common share, (vi) Simon L. Paz holds 1 common share, (vii) Ferdinand J. Sia holds 1 common share, (viii) Rizza Marie Joy S. Javelona holds 1 common share, (ix) Tony Tan Caktiong holds 1 common share, and (x) William Tan Untiong holds 1 common share (collectively, the “Hotel of Asia Shares”), all of which are issued and outstanding. No Hotel of Asia Share is held in its treasury. All of the issued and outstanding Hotel of Asia Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. No other class in the share capital of Hotel of Asia is authorized or issued or outstanding.

(c) There are no: (i) outstanding Company Share Rights; (ii) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company Group (other than the issuance of ordinary shares in the capital of Hotel101 Global to DDPC pursuant to the Property Transfer and the sale of common shares in the capital of Hotel of Asia by DoubleDragon to PubCo pursuant to the Share Transfer), or (iii) agreements with respect to the Share of any member of the Company Group, including any voting trust, other voting agreement or proxy with respect thereto; or (iv) disputes, controversies, demands or claims as to any Share of any member of the Company Group.

4.6 Corporate Records. All registers of members and all proceedings of the board of directors and stockholders or shareholders of each member of the Company Group occurring since January 1, 2021 (and with respect to the Company Parties, since their establishment), including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by each member of the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of each member of the Company Group since January 1, 2021 (and with respect to the Company Parties, since their establishment), have been made available to SPAC, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

4.7 Assumed Names Section 4.7 of the Company Disclosure Schedule is a complete and correct list of all material assumed or “doing business as” names currently or, within three (3) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since January 1, 2021, none of the Company Group has used any name other than the names listed in Section 4.7 of the Company Disclosure Schedule to conduct the Business.

4.8 Subsidiaries. Section 4.8 of the Company Disclosure Schedule sets forth the name of each Subsidiary of each Company Party, and with respect to such Subsidiary, its jurisdiction of incorporation or organization, its authorized shares or other equity interests, and the number of issued and outstanding shares or other equity interests and the record holders thereof. With respect to each Subsidiary of a Company Party, except as set forth on Section 4.8 of the Company Disclosure Schedule, (a) all of the outstanding equity securities of such Subsidiary are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by a member of the Company Group free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (b) there are no Contracts to which a Company Party or any of its Affiliates is a party or bound with respect to ownership rights or the voting (including voting trusts or proxies) of the shares or other equity interests of such Subsidiary other than the Organizational Documents of such Subsidiary; (c) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which such Subsidiary is a party or which are binding upon such Subsidiary providing for the issuance or redemption of any shares or other equity interests in or of such Subsidiary; (d) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by such Subsidiary; and (e) such Subsidiary does not have any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except as set forth on Section 4.8 of the Company Disclosure Schedule, (a) the Company Group does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (b) none of the Company Parties or their respective Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (c) there are no outstanding contractual obligations of the Company Party or its respective Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.9 Financial Statements.

(a) Hotel of Asia has made available to SPAC true, correct and complete copies of its unaudited consolidated financial statements as of and for the fiscal year ended December 31, 2022, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statements for the twelve (12) month periods ended on such date, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such date (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present, in all material respects, in conformity with IFRS applied on a consistent basis, the financial position of Hotel of Asia as of the dates thereof and the results of operations of Hotel of Asia for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of Hotel of Asia; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Hotel of Asia’s financial condition in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to Hotel of Asia with respect to the periods then ended.

(c) Except as accrued, reflected, disclosed or reserved against on the Financial Statements or to be accrued, reflected, disclosed or reserved against on the financial statements to be delivered under Section 8.6(a), and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since December 31, 2022 (the “Balance Sheet Date”), there are no material Liabilities, Indebtedness, debts or obligations of any nature (whether accrued, absolute, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise), or any material “off-balance sheet arrangements” relating to Hotel of Asia and or its Subsidiaries that would be required by IFRS to be accrued, reflected, disclosed, or reserved on the Financial Statements. All material debts and Liabilities, fixed or contingent, which should be included under IFRS on the Financial Statements are included therein.

4.10 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to SPAC by or on behalf of the Company Group are accurate, complete, and authentic in all material respects.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by IFRS;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c) Since January 1, 2021, no member of the Company Group has received any material written or, to the knowledge of the Company Group, oral allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of any member of the Company Group, or unlawful accounting or auditing matters with respect to any member of the Company Group.

(d) Since January 1, 2021, no material internal investigations with respect to accounting, auditing or revenue recognition have been conducted by a member of the Company Group.

4.11 Absence of Certain Changes. Since the Balance Sheet Date, except as contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company Group has, in all material respects, conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) the Company Group has not taken any action set forth in Section 7.1 herein nor, to the knowledge of the Company Group, has any such event set forth in Section 7.1 occurred.

4.12 Properties; Title to the Company Group’s Assets.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is in the control of the Company Group or their respective employees.

(b) Other than would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted. Without limiting the generality of the foregoing, as of the date hereof, except for the assets subject to the Property Transfer, full rights, titles and interests in, and possessions of, all material assets (whether real or personal, tangible or intangible, and including any trademark, trade name, license, domain names, invention, patent, trade secret, trade dress, copyright, software programs, databases, trade secrets and know-how) used by the Company Group to carry out its business as now conducted which were held or sub-licensed by the Company Group’s Affiliates (other than the Company Group) or other related parties (the “Related-Party Assets”) have been transferred or, in case of a third-party license, irrevocably assigned to the Company Group, and the Company Parties have made available to SPAC a true, correct and complete list of such Related-Party Assets.

4.13 Litigation Except as would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021 (a) there is no Action (or any basis therefore) pending against, or to the knowledge of the Company Group threatened against or affecting, the Company Group, the Business, or any Share of a member of the Company Group, or any of the Company Group’s assets or any Contract or, to the knowledge of the Company Group, any of their respective officers or directors in their capacity as such before any court, Authority or official or which in any manner challenges, inquiry or seeks to prevent, enjoin, alter or delay the Transactions; (b) there are no outstanding Orders against the Company Group to enter into and perform its obligations under this Agreement; (c) each member of the Company Group is not, and has not been, subject to any Actions with any Authority, provided that the foregoing shall exclude matters relating to Intellectual Property Rights.

4.14 Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts to which any member of the Company Group is a party or is bound by falling within the following categories and in effect as of the date hereof (each such Contract, a “Material Contract”) and true, correct and complete copies of such Material Contracts as of the date hereof have been delivered to or made available to SPAC:

(i) all Contracts that would constitute a “materials contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of US$1,500,000 or more (other than standard purchase and sale orders and agreements entered into in the ordinary course of business consistent with past practice);

(iii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions due on confirmed sales by the Company Group in excess of US$1,500,000 annually;

(iv) all employment Contracts, employee leasing Contracts, consultant and sales representatives Contracts or any other Contract with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (1) has continuing obligations for payment of annual compensation of at least US$1,000,000 (other than oral arrangements for at-will employment), (2) has material severance or post termination obligations to such Person, or (3) has an obligation to make or increase any payment or provide compensation, or benefits (including the vesting thereof) upon consummation of the Transactions, or the amount of value of such payment, compensation or benefits will be calculated on the basis of the Transactions;

(v) all definitive Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which any member of the Company Group is a party, under which the Company Group has payment obligations of at least US$1,000,000;

(vi) all Management Agreements with contract value of at least US$1,000,000 entered into by any member of the Company Group pursuant to which such member of the Company Group acts as an operator or manages or operates any real property on behalf of a third party, or any Franchise Agreement or other Contracts related to such management agreement entered into by any member of the Company Group;

(vii) all Franchise Agreements pursuant to which any property is branded under a hotel brand owned by any member of the Company Group;

(viii) all ongoing and outstanding Contracts relating to any acquisitions or dispositions of assets by the Company Group in excess of US$1,500,000;

(ix) all material Contracts with the Top Customers and the Top Suppliers of the Company Group;

(x) all material Contracts (1) under which the Company Group is currently: (A) licensing or otherwise providing the right to use to any third party Intellectual Property Rights owned by the Company Group, or (B) licensing or otherwise receiving the right to use from any third party any Intellectual Property Right, with the exception of (I) non-exclusive licenses, “shrink wrap” licenses, and subscriptions to commercially available software or technology used for internal use by the Company Group, with a dollar value individually not in excess of US$2,000,000, (II) any Contract related to open source software, or (3) any Contract under which the Company Group licenses any of its Intellectual Property Rights in the ordinary course of business, and (2) under which the Company Group has entered into an agreement not to assert or sue with respect to any Intellectual Property Right;

(xi) all material Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(xii) all material Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xiii) all material Contracts (1) between the Company Group and any shareholder, any director or officer of the Company Group or any of the foregoing Persons’ respective Affiliates or any other related persons of any member of the Company Group as defined under Item 404 of Regulation S-K (other than standard employment agreement with any director or officer of the Company Group) or (2) otherwise relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Parties;

(xiv) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$2,000,000 per year;

(xv) any Contract materially prohibiting or restricting in any respect the ability of any member of the Company Group to engage in any business, to solicit any potential customer, or to operate in any geographical area (including the ability to compete in any line of business or with any Person or in any geographic area), or requiring any payments by or with respect to any member of the Company Group (to the extent not covered in (xiii) above);

(xvi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding US$2,000,000;

(xvii) all Contracts relating to any currency or interest hedging arrangement;

(xviii) any Contract involving a loan or advance to, or investment in, any Person other than the Company Group or any Contract relating to the making of any such loan, advance or investment, in each case individually or in the aggregate in excess of US$2,000,000;

(xix) any Contract in excess of US$2,000,000 that can be terminated, or the provisions of which are altered, as a result of the consummation of the Transactions to which the Company Group is a party;

(xx) any Contract with any Authority, including, without limitation, any Contract relating to a settlement, conciliation or similar agreement with any Authority, pursuant to which any member of the Company Group would have any material outstanding obligation as of the date hereof; and

(xxi) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of US$2,000,000.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth in Section 4.14(b) of the Company Disclosure Schedule, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) the Company Group has not received any written claim or notice of breach of or default under any Contract, (iv) no party to any Contract that is a customer of or supplier to the Company Group has canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, any member of the Company Group, and (v) no Contract requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder. Where templates were provided in the Data Room, the executed Contracts entered into by any member of the Company Group are consistent with the templates provided in the Data Room in all material respects, as applicable.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(d) Each of the material transactions between any member of the Company Group and any shareholder, officer, employee or director of such member of the Company Group or any Affiliate of any such Person entered into or occurring prior to the Closing (i) is an arm’s-length transaction with fair market price and does not impair the interests of the Principal Shareholders; and (ii) was duly approved by such member of the Company Group’s board of directors in accordance with its Organizational Documents (if applicable).

4.15 Licenses and Permits.

(a) Except as disclosed on in Section 4.15 of the Company Disclosure Schedule, the Data Room contains accurate and complete copies of each material license, grants, authorizations, easements, variances, exceptions, consents, certificates, franchise, permit, registration, order or approval or other similar authorization affecting, or relating in any way to, the Business (the “Permits”), together with the name of the Authority issuing the same. All Permits are valid and in full force and effect or are in the process of renewal, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions.

(b) There are no citations, decisions, adjudications or written statements by any Authority or consent decrees or other Orders received by the Company Group stating that any services marketed, sold, offered, distributed or provided by the Company Group (“Services”) is defective or unsafe or fails to meet any standards or requirements promulgated by any such Authority (collectively, “Safety Notices”). There have been no material complaints with respect to any Services, and there are no facts that would be reasonably likely to result in either of the following: (i) a material Safety Notice or a material liability with respect to any Services, or (ii) a termination or suspension of provision of any Services.

4.16 Cybersecurity; Compliance with Laws; Regulatory Matters.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each Company Party and its respective Subsidiaries, and each of its directors, officers, and to the knowledge of the Company Group, each of its employees, agents, and other Persons acting on its behalf, have complied with all applicable Laws, Permits and Orders entered by any court, arbitrator, or other Authority, domestic or foreign, including but not limited to Laws regarding sale of real property, related parties, employment and employment practices, Environmental Laws, and all applicable regulations issued by relevant Authorities, including but not limited to applicable anti-corruption or anti-bribery Laws (including the Foreign Corrupt Practices Act of 1977, as amended) and associated Authority guidelines, and is not in violation of, has not violated, and to the Company Group’s knowledge is neither under investigation with respect to nor has been threatened to be charged with or given notice of any default, violation or alleged violation of, any such applicable Laws, Permits or Orders, nor is there any basis for any such charge. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021 the Company Group has not received any subpoenas by any Authority. The Company Group has not made any disclosure to Authority nor conducted any investigation or audit concerning any actual or potential violation.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, in connection with its collection, storage, use, processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any member of the Company Group, the Company Group is and has been in compliance with (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any member of the Company Group is bound. The Company Group maintains reasonable security measures and policies designed to protect all Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify Authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets.

(c) All reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments filed by the Company Group as required by applicable Laws or Orders for the Business and operation of the Company Group (the “Company Filing Documents”) were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission).

(d) No member of the Company Group has received notice from any Authority asserting in writing that any Company Filing Documents provided to such Authority contains material deficiencies or will not be accepted based on any compliance concerns.

(e) No member of the Company Group has received written notice or communication of (i) any alleged material noncompliance or major or critical findings, as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of another Person, or (ii) any alleged material falsification or fraudulent activity regarding any Company Filing Documents generated or submitted to such Authority or other Person. True and complete copies of any such audit, inspection, and corrective action material, or audit, inspection or corrective material performed or rendered by or on behalf of an Authority, that are in the possession or control of a member of the Company Group as of the date of this Agreement, if any, have been made available to SPAC. Since January 1, 2021, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company Group in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected business or operations of any member of the Company Group. The Company Group take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Since January 1, 2021, none of the Company Group has (i) experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (ii) received any written (or, to the knowledge of the Company Group, any other) notice or complaint from any Person (including an Authority) with respect to any such incident, nor has any such notice or complaint been threatened in writing against a member of the Company Group.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Intellectual Property Rights of the Company Group, and all material Intellectual Property Rights incorporated in any products and services of the Company Group, including all material Intellectual Property Right owned (including partially owned) and in process of registration or application by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner or applicant of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Rights. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, within the past three (3) years, (i) the Company Group has not been sued or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group; (ii) there is no Action in relation to any Intellectual Property Rights of the Company Group pending against, or to the knowledge of the Company Group threatened against or affecting, the Company Group or the Business before any court, Authority or official.

(b) Section 4.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Intellectual Property Rights licensed by a third party to the Company Group (the “Licensed Intellectual Property Rights”), specifying: (i) the nature of such Intellectual Property Right; (ii) the owners of such Intellectual Property Rights; (iii) the jurisdictions by or in which such Intellectual Property Rights have been issued or registered.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its Business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing (other than the Licensed Intellectual Property Rights). None of the material Intellectual Property Rights (other than the Licensed Intellectual Property Rights, as to which no representation is made) is subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Authority or agency or nonprofit organization. No material Intellectual Property Rights (other than the Licensed Intellectual Property Rights, as to which no representation is made) is the subject of any current opposition, cancellation, or similar proceeding before any Authority. The Company Group is not subject to (i) any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any material Intellectual Property Right, or (ii) any current proceeding that the Company Parties reasonably expect would adversely affect the use or enforceability by the Company Group of any material Intellectual Property Right.

(d) To the Company Group’s knowledge, the use of any Intellectual Property Rights by the Company Group does not and will not infringe upon, misappropriate, or otherwise violate and has not infringed upon, misappropriated or otherwise violated the Intellectual Property Rights of any Person or any applicable Law and is in accordance with any applicable license pursuant to which the Company Group has acquired the right to use such Intellectual Property Rights. To the knowledge of the Company Group, no Person (including current and former officers, employees, consultants and contractors of any Company Group) is currently infringing or misappropriating any material Intellectual Property Rights owned or purported to be owned by the Company Group.

(e) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents, trade secrets, or Intellectual Property Rights on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(f) The Company Group has taken reasonable measures, consistent with industry practices, to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property Rights of the Company Group that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. To the knowledge of the Company Group, (1) there has been no unauthorized disclosure or use of any Person’s material trade secrets by any officer, employee, contractor, or consultant of the Company Group, and none of the Company Group’s material trade secrets have been disclosed to any Person except pursuant to valid and appropriate written non-disclosure agreements or license agreements, and (2) there has been no material breach of the Company Group’s security measures wherein any trade secrets have been disclosed or may have reasonably been disclosed without authorization to any Person.

(g) The Company Group is not a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company Group is obligated to grant any license, rights, or immunity in or to any Intellectual Property Right to any Person.

4.18 Customers and Suppliers.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list of the Company Group’s ten (10) largest customers (the “Top Customers”) and the ten (10) largest suppliers (the “Top Suppliers”) as measured by the dollar amount of purchases therefrom or thereby, for each Company Party’s 2022 fiscal year and for each Company Party’s 2023 fiscal year, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) No supplier or customer listed on Section 4.18(a) of the Company Disclosure Schedule has (i) terminated its relationship with the Company Group, (ii) materially and adversely reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) has ceased to supply goods or services to the Company Group or notified the Company Group of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

4.19 Employees.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each of the key personnel of the Company Group as of the date of this Agreement (“Key Personnel”), setting forth the name, title for each such person.

(b) The Company Group is not a party to or subject to any collective bargaining agreement, confidentiality agreement, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no labor disputes, activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there are no pending or, to the knowledge of the Company Group, threatened claims, proceedings or Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

(d) Each member of the Company Group has fulfilled or made adequate accruals in the Financial Statements for all obligations with respect to unemployment, social insurance and any other benefits for its employees in all material respects. All reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business) for salaries and holiday pay, bonuses and other forms of compensation payable to employees in respect of services rendered prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.20 Employment Matters.

(a) The Data Room contains (i) forms of each material employment-related document used by the Company Group, including without limitation employee handbooks or policies, confidentiality, non-solicitation, non-competition, intellectual right agreements and commission agreements with employees, if applicable, and (ii) copies of each Key Employee group or insurance plan, and each Key Employee incentive, bonus or stock option plan of the Company Group now in effect or under which the Company Group has any obligation.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer.

4.21 Real Property.

(a) Section 4.21(a) of the Company Disclosure Schedule lists the common name and street address for all Owned Real Property as of the date hereof and the applicable member of the Company Group which owns each such real property.

(b) The Company Group has good, valid and marketable title to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than Permitted Liens.

(c) Section 4.21(c)(i) of the Company Disclosure Schedule lists the common name and street address for all material real property in which any member of the Company Group holds as a lessee or sublessee a ground leasehold or ground sublease interest (the “Ground Leased Real Property”) and the applicable member of the Company Group which holds each such interest. As of the date of this Agreement, there is no lease, sublease, license or occupancy agreement of real property (other than Ground Leased Real Property) under which any member of the Company Group is the landlord or sub-landlord or serves in a similar capacity. Section 4.21(c)(iii) of the Company Disclosure Schedule lists any lease, sublease or occupancy agreement of real property (other than Ground Leased Real Property) under which any member of the Company Group is the tenant or subtenant or serves in a similar capacity (such leases, together with the Ground Leased Real Property, the “Company Real Property Leases”). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Real Property Lease is valid, binding and in full force and (ii) no uncured default of a material nature on the part of such member of the Company Group or, to the knowledge of the Company Group, the landlord thereunder exists under any Company Real Property Lease. The relevant member of the Company Group holds a valid leasehold or sub-leasehold interest in each Leased Real Property free and clear of all Liens except for Permitted Liens.

(d) As of the date of this Agreement, except as indicated on Section 4.21(d)(i) of the Company Disclosure Schedule, there are no material Company Real Properties under contract to be sold, disposed of or otherwise transferred, directly or indirectly, including pursuant to a ground lease or the sale, transfer or disposition of all or any portion of the equity interests in any member of Company Group. As of the date hereof, except as indicated on Section 4.21(d)(ii) of the Company Disclosure Schedule, no Person other than a member of the Company Group has exercised any Transfer Right with respect to any Subsidiary of a Company Party or Company Real Property, which transaction has not yet been consummated. Section 4.21(d)(iii) of the Company Disclosure Schedule lists each material real property or material leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company Group since January 1, 2021, except for easements or similar immaterial interests (“Prior Sales”). None of the Company Group has received written notice of any claims under any Contracts pursuant to which the Prior Sales were consummated which have or would reasonably be expected to result in liability to a member of the Company Group in an amount, in the aggregate, in excess of US$1,500,000.

(e) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Company Group has received written notice of any violation of Law, including any existing building, zoning or fire violations with respect to any Company Real Property, (ii) to the knowledge of the Company Group, there are no pending or threatened (in writing) Actions initiated by or on behalf of any member of the Company Group or any other Person to change or redefine the zoning classification of all or any portion of any Company Real Property or to effect a condemnation with respect to all or any portion of any Company Real Property and (iii) none of the Company Group has received written notice of any Action of such kind.

(f) Section 4.21(f) of the Company Disclosure Schedule discloses, as of the date hereof, the Company Parties’ good faith estimate of the Company Parties’ future growth and strategy, provided however, that these statements are not guarantees of future performance and necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any projections of future performance or result expressed or implied.

(g) To the best of their knowledge, each of the Company Parties has made available to SPAC true and complete copies of all Leases in respect of the Leased Real Property. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (iii) the Company Group has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (iv) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; and (v) the Company Group is not in breach or violation of, or default under any Lease and to the knowledge of the Company Group, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

4.22 Tax Matters.

(a) Except in each case as to matters that would not individually or in the aggregate be material to the Company Group, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due, except with respect to matters contested in good faith by appropriate proceedings or an extension of the date for the payment of such Taxes is being considered by the competent authorities; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company Group or for which a Lien (other than a Permitted Lien) may be imposed upon any of the Company Group’s assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien (other than a Permitted Lien) may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed in respect of the Company Amalgamation; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (ix) no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (x) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xi) the Company Group is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xii) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

4.23 Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all members of the Company Group are in compliance with all applicable Environmental Laws, and possess, maintain and comply with all applicable Permits required under such Environmental Laws to operate the businesses of the Company Group as currently conducted; (ii) there has been no treatment, storage, disposal or release of, contamination by, or exposure of any Person to any Hazardous Material (including from any properties owned, leased or operated by any member of the Company Group or as a result of any activity of any member of the Company Group during the time such properties were owned, leased or operated by such member of the Company Group) that has given rise to any Liability of or for any member of the Company Group under any Environmental Laws, and (iii) none of the Company Group has received any written claim, notice or complaint, or is subject to any pending or, to the knowledge of the Company Group, threatened Action, relating to noncompliance with Environmental Laws.

(a) The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except, with respect to (i), (ii) and (iii), in each case as would not be material to the Company Group.

(b) None of the Company Group is required by any Environmental Law (i) to perform an environmental audit or environmental assessment for Hazardous Materials, or (ii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

4.24 Finders’ Fees. There is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from SPAC or any of its Affiliates (including the Company Group following the Closing) upon consummation of the Transactions.

4.25 Powers of Attorney and Suretyships. Except as set forth in Section 4.25 the Company Disclosure Schedule, the Company Group does not have any material general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any material obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

4.26 Directors and Officers. Section 4.26 of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of the Company Group.

4.27 Certain Business Practices. The Company Group, its officers, directors, and to the knowledge of the Company Group, its employees, agents, representatives or other Persons acting on its behalf, have complied with and are in compliance in all respects with Anti-Corruption Laws. Neither the Company Group nor any of its officers, directors, nor to the knowledge of the Company Group, any of its employees, agents, representatives or other Persons acting on its behalf, in the last five years (a) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (i) any Government Official or (ii) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (i) and (ii) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (b) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of this Article IV and subject to Section 13.11(g), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (a) the existence of or (b) a high probability of the existence of such conduct, circumstances or results. The Company Group has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

4.28 Sanctions; Anti-Money Laundering Laws. Neither the Company Group nor, to the knowledge of the Company Group, any of the Company Group’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (a) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). The operations of the Company Group are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the applicable anti-money laundering statutes of jurisdictions where the Company Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Anti-Money Laundering Laws”).

4.29 Not an Investment Company. Neither Company Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.30 Insurance. Except as would not be material, individually or in the aggregate, to the Company Group: (a) all of the policies of insurance held by, or forth benefit of, the Company Group with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company Group has not received any written notice of cancellation or termination of any of such policies or of any material changes that are required for the continuation of coverage under, or renewal of, any such policies. Additionally, Section 4.30 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies, material fidelity bonds or other material insurance contracts held by or on behalf of a Company Party and the Subsidiaries of the Company Parties (the “Insurance Policies”). These Insurance Policies are of the type and in the amounts customarily carried by entities conducting similar businesses or owning similar assets, and are sufficient to allow the members of Company Group to replace any damaged or destroyed assets. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) all Insurance Policies maintained by the members of the Company Group are in full force and effect, with all premiums paid in accordance with the policy terms, (ii) the members of the Company Group are not in breach or default of any Insurance Policies, and (iii) no action has been taken or failed to be taken that would constitute such a breach or default or permit termination or material adverse modification of any Insurance Policies. Since January 1, 2021, no written notice of premature cancellation, refusal of coverage, refusal to renew, termination, or increase in premium has been received by a member of the Company Group regarding any policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.31 Related Party Agreements. Except as indicated on Section 4.31 of the Company Disclosure Schedule, since January 1, 2021, there have been no Contracts, agreements, arrangements or understandings between the Company Parties or any of their Subsidiaries, on the one hand, and (a) any Affiliate thereof (including any past or present officer or trustee or director of any Company Parties, or the Subsidiaries of the Company Parties) or current or former holder of at least 5% of all outstanding shares of beneficial interest of a Company Party, or (b) any immediate family member of any associate (as defined in Rule 12b-2 under the Exchange Act) or Affiliate of any such Affiliate or holder, on the other hand (other than those exclusively among the Company Parties and their Subsidiaries or ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedule), in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

4.32 Other Information. The information provided during the due diligence sessions and company presentation meetings and the documents provided by the Company Group in the Data Room are true, accurate and complete in all material respects. The information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to PubCo’s shareholders with respect to the solicitation of proxies to approve the Transactions does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Company Group has provided SPAC with all requested and all material information regarding the operation and the business conducted by the Company Group.

4.33 No Additional Representation or Warranties. Except as provided in this Article IV, none of the Company Parties or the Principal Shareholders, nor any of their Affiliates or their respective directors, managers, officers, employees, equityholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as disclosed in the SPAC SEC Documents filed by SPAC, SPAC represents and warrants to the Company Group that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date):

5.1 Corporate Existence and Power. SPAC is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. A true and complete copy of the SPAC Organizational Documents has been made available by SPAC to DoubleDragon. The SPAC Organizational Documents is in full force and effect and SPAC is not in violation of any of the provisions thereof, except as would not be reasonably expected to, individually or in the aggregate, have a SPAC Material Adverse Effect. The SPAC has all requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except as would not be reasonably expected to, individually or in the aggregate, have a SPAC Material Adverse Effect.

5.2 Authorization. The SPAC has the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the SPAC of this Agreement and the Additional Agreements to which it is a party and the consummation by the SPAC of the transactions contemplated hereby and thereby are within the corporate powers of the SPAC and have been duly authorized by all necessary corporate action on the part of the SPAC, subject to the receipt of the Required SPAC Shareholder Approval. This Agreement has been, and each Additional Agreement (when executed and delivered by the SPAC) will be, duly and validly executed and delivered by the SPAC, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each the Additional Agreement (when executed and delivered by the SPAC) will constitute, a valid and legally binding obligation of the SPAC, enforceable against the SPAC in accordance with their representative terms subject to the Bankruptcy and Equity Exception. The Required SPAC Shareholder Approval is the only vote of any of SPAC’s share capital necessary in connection with the entry into this Agreement and the Additional Agreements by SPAC, and the consummation of the transactions contemplated hereby, including the Closing.

5.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the SPAC of this Agreement or any Additional Agreements requires any consent, approval, permit, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4 Non-Contravention. The execution, delivery and performance by the SPAC of this Agreement and any Additional Agreements to which it is a party do not and will not (a) contravene or conflict with any provision of, or result in the breach of, the Organizational Documents of the SPAC, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the SPAC, (c) conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which SPAC is a party or by which SPAC is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any such material Contract, or (d) result in the creation of any Lien upon any of the material assets of SPAC or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien (except for Permitted Liens), except in cases of (b), (c) and (d) for such contravention or conflict that would not reasonably be expected to have a SPAC Material Adverse Effect.

5.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company Parties or any of their Affiliates upon consummation of the Transactions.

5.6 Capitalization.

(a) As of the date hereof, SPAC is authorized to issue a maximum of 111,000,000 shares with no par value divided into three classes of shares, namely, (i) 100,000,000 SPAC Class A Ordinary Shares, (ii) 10,000,000 SPAC Class B Ordinary Shares, and (iii) 1,000,000 preferred shares with no par value, of which 6,248,750 SPAC Class A Ordinary Shares (5,750,000 shares of which are subject to redemption) and 1,437,500 SPAC Class B Ordinary Shares are issued and outstanding. As of the date hereof, 604,250 SPAC Ordinary Shares are reserved for issuance with respect to SPAC Rights. No other shares of capital stock or other voting securities of SPAC are issued, reserved for issuance or outstanding. All issued and outstanding SPAC Ordinary Shares are (1) duly authorized, validly issued, fully paid and nonassessable, (2) not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Laws of British Virgin Islands, SPAC’s Organizational Documents or any contract to which SPAC is a party or by which SPAC is bound and (3) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Ordinary Shares). Except as set forth in SPAC’s Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or any capital equity of SPAC. SPAC has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7 Trust Fund. As of the date of this Agreement, SPAC has at least US$57,500,000 in the trust fund established by SPAC for the benefit of its public shareholders in a United States-based account located in the United States, maintained by the Trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or, to the SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of SPAC and the Investment Management Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since the consummation of the IPO, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement). Upon the consummation of the transactions contemplated hereby, SPAC shall have no further obligation under either the Investment Management Trust Agreement or the Organizational Documents of SPAC to liquidate or distribute any assets held in the Investment Management Trust Account, and the Trust Agreement shall terminate in accordance with its terms. To SPAC’s knowledge, as of the date hereof, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising an SPAC Shareholder Redemption Right.

5.8 Listing. As of the date hereof, SPAC Units, SPAC Class A Ordinary Shares and SPAC Rights are listed on the Nasdaq Capital Market, with trading symbols “JVSAU” “JVSA” and “JVSAR.” As of the date hereof, SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister any SPAC Class A Ordinary Shares or prohibit or terminate the listing of any SPAC Class A Ordinary Shares on the Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Units, SPAC Class A Ordinary Shares or SPAC Rights under the Exchange Act except as contemplated by this Agreement.

5.9 Reporting Company. SPAC is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the SPAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act.

5.10 Board Approval. Each of the board of directors of SPAC (including any required committee or subgroup of such boards) have (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the shareholders of the SPAC, as applicable, and (c) solely with respect to the board of directors of SPAC, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in SPAC’s Organizational Documents.

5.11  SPAC SEC Documents and Financial Statements.

(a) SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act or the Exchange Act since January 18, 2024 (collectively, as they have been amended since the time of their filing and including all exhibits, amendments, restatements or supplements thereto, the “SPAC SEC Documents”). None of the SPAC SEC Documents, as of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As used herein, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SPAC SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments that are not material and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

5.12 Litigation. There is no Action (or any basis therefore) pending or, to SPAC’s knowledge, threatened (in writing) against the SPAC, any of its officers, directors, or any of its securities or any of its assets or Contracts before any court, Authority or official that challenges or seeks to prevent, enjoin, alter or delay the Transactions, other than as would not, individually or in the aggregate, have a SPAC Material Adverse Effect. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon SPAC.

5.13 Compliance with Laws. Since SPAC’s date of formation, the SPAC, and each of its officers and directors in their capacity as such, is not in violation of, has not violated, under investigation with respect to any violation or alleged violation of, any Law, or Order entered by any court, arbitrator or Authority, domestic or foreign in any material respect, nor is there any basis for any such charge and the SPAC has not previously received any subpoenas by any Authority.

5.14 Not an Investment Company. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.15 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect: (i) The SPAC has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the SPAC, threatened, with respect to Taxes of the SPAC or for which a Lien (other than a Permitted Lien) may be imposed upon any of either of the SPAC’s assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the SPAC for which a Lien (other than a Permitted Lien) may be imposed on any of the SPAC’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the SPAC, the SPAC has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the SPAC; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the SPAC; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the SPAC; (viii) no claim has been made by a Taxing Authority in a jurisdiction where the SPAC have not paid any tax or filed Tax Returns, asserting that SPAC is or may be subject to Tax in such jurisdiction; (ix) there is no outstanding power of attorney from either of the SPAC authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (x) the SPAC is not, or has never been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xi) the SPAC is currently not or has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the SPAC.

(b) The unpaid Taxes of the SPAC for the current fiscal year did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements.

5.16 Prior Expenses. As of February 12, 2024, SPAC has paid for all of its previously incurred expenses.

5.17 Certain Business Practices. The SPAC, its officers, directors, and to the knowledge of the SPAC, its employees, agents, representatives or other Persons acting on its behalf, have complied with and are in compliance in all respects with Anti-Corruption Laws. Neither the SPAC nor any of its officers, directors, nor to the knowledge of the SPAC, any of its employees, agents, representatives or other Persons acting on its behalf, in the last five years (a) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (i) any Government Official or (ii) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (i) and (ii) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (b) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of this Article V, a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person or its officers is aware of (a) the existence of or (b) a high probability of the existence of such conduct, circumstances or results.

5.18 Sanctions; Anti-Money Laundering Laws. Neither the SPAC nor, to the knowledge of the SPAC, any of the SPAC’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (a) the subject of any Sanctions, or (b) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or (c) has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). The operations of the SPAC are and have been conducted at all times in material compliance with all applicable Anti-Money Laundering Laws.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUISITION ENTITIES

The Acquisition Entities, jointly and severally, represent and warrant to the Company Parties and the SPAC that:

6.1 Corporate Existence and Power. PubCo is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub 1 is a private company limited by shares incorporated, validly existing and in good standing under the Laws of Singapore. Merger Sub 2 is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Each of the Acquisition Entities has all requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

6.2  Authorization. Each Acquisition Entity has the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Acquisition Entity of this Agreement and the Additional Agreements to which it is a party and the consummation by such Acquisition Entity of the transactions contemplated hereby and thereby are within the corporate powers of such Acquisition Entity and have been duly authorized by all necessary corporate action on the part of such Acquisition Entity. Assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement has been, and each Additional Agreement (when executed and delivered by the relevant Acquisition Entities) will be, duly and validly executed and delivered by each relevant Acquisition Entity to which it is a party, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each the Additional Agreement (when executed and delivered by such Acquisition Entity) will constitute, a valid and legally binding obligation of such Acquisition Entity, enforceable against such Acquisition Entity in accordance with their representative terms subject to the Bankruptcy and Equity Exception.

6.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by each Acquisition Entity of this Agreement or any Additional Agreements to which it is a party requires any Governmental Approval.

6.4 Non-Contravention. The execution, delivery and performance by each Acquisition Entity of this Agreement and any Additional Agreements to which it is a party do not and will not (a) contravene or conflict with the Organizational Documents of such Acquisition Entity, or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such Acquisition Entity, except, in cases of (b), for such contravention, conflict or violation as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Acquisition Entity or any of its Affiliates who might be entitled to any fee or commission from the Acquisition Entities, or any of their Affiliates upon consummation of the Transactions.

6.6 Issuance of Shares. The PubCo Ordinary Shares issuable to SPAC Shareholders as consideration for the SPAC Merger, to DDPC and Hotel101 Worldwide as consideration for the Company Amalgamation, and to DoubleDragon as consideration for the Share Transfer when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens (other than those, if any, imposed by PubCo’s Organizational Documents) and not subject to or issued in violation of any right of any third party pursuant to any contract to which PubCo is bound, applicable Law or PubCo’s Organizational Documents.

6.7 Capitalization.

(a)  As of the date of this Agreement, the authorized share capital of PubCo consists of 50,000 ordinary shares, of which one share is issued and outstanding as of the date of this Agreement. As at the date of this Agreement, the issued and paid-up capital of Merger Sub 1 is US$1 comprising 1 ordinary share (the “Merger Sub 1 Share”). The authorized share capital of Merger Sub 2 consists of 50,000 shares, of which one share (the “Merger Sub 2 Share”) is issued and outstanding as of the date of this Agreement. The PubCo Ordinary Share, the Merger Sub 1 Share and the Merger Sub 2 Share, and any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the transactions contemplated under this Agreement, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth in Section 6.7(a),  as of the date of this Agreement (i) no Acquisition Entity has authorized, outstanding or issued any equity securities; (ii) no Acquisition Entity is obligated to issue, sell or transfer any equity securities; (iii) no Acquisition Entity is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity security of such Acquisition Entity; (iv) no Acquisition Entity has granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by any Acquisition Entity which relate to the share capital, registered capital or charter capital of such Acquisition Entity; and (vi) no Acquisition Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Acquisition Entity on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, (i) as of the date of this Agreement, Merger Sub 1, Merger Sub 2, HGHC 1 Corp. and HGHC 2 Corp., (ii) immediately after the Closing, SPAC Surviving Sub, Company Surviving Sub, Hotel of Asia, HGHC 1 Corp. and HGHC 2 Corp. As of the date of this Agreement, none of Merger Sub 1,Merger Sub 2, HGHC 1 Corp. and HGHC 2 Corp. owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(d) PubCo intends to issue Key Executive Shares, which will take into effect prior to the Closing, pursuant to which PubCo is authorized to issue a total of 34,500,000 shares of PubCo Ordinary Shares.

6.8 Board Approval. The sole director of each of the Acquisition Entities has (i) declared the advisability of the transactions contemplated by this Agreement, and (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Acquisition Entities, as applicable.

6.9 Litigation. Except as would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021 (i) there is no Action (or any basis therefore) pending against, or to the knowledge of the Company Group threatened against or affecting, any Acquisition Entities or any of its securities or any of its assets or Contracts or, to the knowledge of the Acquisition Entities, any of their respective officers or directors in their capacity as such before any court, Authority or official or which in any manner challenges, inquiry or seeks to prevent, enjoin, alter or delay the Transactions.

6.10 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each Acquisition Entity is not in violation of, has not violated, and to the Acquisition Entities’ knowledge is neither under investigation with respect to nor has been threatened to be charged with or given notice of any default, violation or alleged violation of, any applicable Law or Order entered by any court, arbitrator or other Authority, domestic or foreign. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021 the Acquisition Entities have not received any subpoenas by any Authority.

6.11 Not an Investment Company. No Acquisition Entity is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.12 Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the transactions contemplated under this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated under this Agreement and has no, and at all times prior to the Closing except as expressly contemplated by the Additional Agreements and the transactions contemplated under this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

6.13 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy Statement and Registration Statements with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

6.14 Organizational Documents. PubCo shall take all necessary actions under applicable Law to approve and adopt the amended PubCo Charter in the form and substance to be mutually agreed upon by DoubleDragon and SPAC (“Amended PubCo Charter”), which shall become effective at the SPAC Merger Effective Time.

ARTICLE VII
COVENANTS OF THE RELEVANT PARTIES

Each Party hereby covenants and agrees that:

7.1 Conduct of the Business.

(a) From the date hereof until the SPAC Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article XII, except as expressly contemplated or permitted by this Agreement or Additional Agreements or as required by applicable Law, each Party shall, and shall cause its Subsidiaries to use its commercially reasonable efforts to, (i) conduct their respective business only in the ordinary course consistent with past practice in all material respects, and (ii) preserve intact its assets, keep available the services of its current officers and key employees and maintain in all material respects its current relationships with key suppliers and customers and other third parties with which it has material business relations. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement or Additional Agreements or as required by applicable Law, from the date hereof until the SPAC Merger Effective Time, without the prior written consent of DoubleDragon and SPAC (provided that (x) such consent shall not be required if DoubleDragon or SPAC reasonably believes that obtaining such consent may violate applicable Law, (y) such written consent shall not be unreasonably withheld, and (z) such other Party shall respond to such request for written consent as soon as practicable and such written consent shall be deemed given if such other Party does not respond to such request with three (3) Business Days after the receipt of the request), each of the Parties shall use commercially reasonable efforts to not, and shall use commercially reasonable efforts to cause its Subsidiaries not to:

(i) amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares or other equity or voting securities of any of the Company Group or the SPAC (except with regards to any redemptions) other than pursuant to this Agreement including, for the avoidance of doubt, (1) the issuance of shares by Hotel101 Global to DDPC for certain asset infusions, (2) the issuance of Key Executive Shares by PubCo or (3) the issuance of shares by Hotel101 Global to one or more strategic investors;

(iii) modify, amend, enter into, consent to the termination of, or waive any material rights under, any Material Contract of any of the Company Group (or any Contract that would be a Material Contract of any if such Contract has been entered into prior to the date hereof) or any material Contract of the SPAC, except for in ordinary course of business consistent with past practice or pursuant to this Agreement including, for the avoidance of doubt, in connection with (1) the issuance of shares by Hotel101 Global to DDPC for certain asset infusions or (2) the issuance of Key Executive Shares by PubCo;

(iv) make any capital expenditures of any member of the Company Group or SPAC, except to the extent of the Company Group, in excess of US$1,500,000 (individually or in the aggregate) except for in ordinary course of business consistent with past practice;

(v) sell, transfer, lease, sublease, mortgage, license, grant or incur any Lien on, or otherwise dispose of any of the Company Group’s or the SPAC’s assets, title or interest in, to, or under Intellectual Property Rights, except to the extent of the Company Group, (1) sales of products to customers in the ordinary course of business consistent with past practice and not exceeding US$1,500,000 individually or in the aggregate and (2) any sale, transfer or disposal of assets for each on arm’s length terms and provided that such net disposal proceeds will be reinvested in the Business or used to pay down debt within 364 days;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its share capital, or pay, declare or promise to pay any other payments to any shareholder (other than, in the case of any shareholder that is an employee, payments of salary accrued in said period at the current salary rate), except for in connection with the restructuring described in Section 8.2) in which case no consent would be required;

(vii) (1) establish, adopt, amend or terminate any share incentive plan of any member of the Company Group or the SPAC, or (2) grant, accelerate or amend the terms of any equity awards to any employee of the Company Group or SPAC or to any person except as contemplated by this Agreement;

(viii) obtain or incur any loan or other Indebtedness, expect (1) to the extent of the Company Group, in excess of US$1,500,000 individually or in the aggregate, or assume, guarantee or otherwise become responsible for the obligations of any Person for Indebtedness, except for in ordinary course of business consistent with past practice; and (2) to the extent of the SPAC, in excess of US$1,000,000;

(ix) commence, settle, release, waive or compromise any ongoing, pending or threatened Action of or against any member of the Company Group or the SPAC (1) for an amount in excess of US$1,500,000 (exclusive of attorney’s fees), (2) that would impose any material restrictions on the business or operations of any member of the Company Group or SPAC, (3) that is brought by or on behalf of any current, former or purported holder of any share capital or other securities of any member of the Company Group or SPAC relating to the Transactions; or (4) granting injunctive or other equitable remedy against the Company Group or SPAC that would reasonably be expected to constitute a Material Adverse Effect or a SPAC Material Adverse Effect (as applicable);

(x) adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group or SPAC;

(xi) acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of shares or assets, any assets, securities or properties, in aggregate, with a value or purchase price, except to the extent of the Company Group, in excess of US$1,500,000 individually or in the aggregate, in any transaction or related series of transactions;

(xii)  fail to maintain in full force and effect material insurance policies covering the Company Group or the SPAC and their respective properties, assets and businesses in a form and amount consistent with past practices;

(xiii) make any change in its accounting principles or methods of accounting, other than as may be required by the applicable accounting principles or applicable Law;

(xiv) issue, sell, transfer, pledge, dispose of, place any Lien, redeem or repurchase any shares or other equity or voting securities of SPAC or any member of the Company Group, or issue or grant any securities exchangeable for or convertible into any shares or other equity or voting securities of SPAC or any member of the Company Group, except (1) to the extent of the Company Group, for transactions among the members of the Company Group, (2) to the extent of SPAC, for (A) trading of its securities on public markets; (B) redemptions required under its Organizational Documents or (C) meeting listing requirements;

(xv) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xvi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and/or IFRS and after consulting with DoubleDragon’s or the SPAC’s outside auditors;

(xvii) except in the ordinary course of business, make, change or revoke any material Tax election, amend any Tax Return in a material manner, enter into any closing agreement or seek any ruling from any Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business, change any method of Tax accounting or Tax accounting period, or initiate any voluntary Tax disclosure to any Authority with respect to a material amount of Taxes; in each case, if such action could, individually or in the aggregate, reasonably be expected to have the effect of increasing the present or future Tax liability and provided any Company Party may take any action that it determines, acting reasonably, is necessary to optimize its expected liability for Taxes following the Transaction; or

(xviii) undertake any legally binding obligation to do any of the foregoing.

Nothing contained in this Section 7.1 shall give to any Party, directly or indirectly, the right to control or direct the ordinary course of business operations of any other Party prior to the Closing. Prior to the Closing, each of SPAC, the Company Group and the Acquisition Entities shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

(b) From the date hereof through the Closing Date, SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without DoubleDragon’s prior written consent (which shall not be unreasonably withheld), SPAC shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to SPAC.

(c) Neither Party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time provided that the foregoing shall not apply to representations and warranties made with respect to a certain date.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XII and (y) the Closing, other than in connection with the transactions contemplated hereby, none of the Company Group, SPAC or Acquisition Entities, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction, (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group, the SPAC or the Acquisition Entities (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group, the SPAC or the Acquisition Entities in a single transaction or series of transactions.

(e) In the event that any litigation related to this Agreement, any Additional Agreement or the Transaction is brought, or threatened in writing, against SPAC, the Company Parties or the board of directors of SPAC or the Company Parties by any SPAC Shareholders prior to the Closing, SPAC shall, within a reasonable time after learning of such litigation, notify the Company Parties of any such litigation and keep the Company Parties reasonably informed with respect to the status thereof. If, at its sole discretion, the Company Parties chooses to bear the costs, expenses and fees related to the SPAC’s litigation fees and expenses, then the SPAC shall provide the Company Parties the opportunity to participate in (subject to a customary joint defense agreement) the defense of any such litigation, shall consider in good faith the Company Parties’ suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of the Company Parties, such consent not to be unreasonably withheld, conditioned, delayed or denied. Notwithstanding the foregoing, in no event shall the Company Parties or any of their Representatives settle or compromise any such litigation without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned, delayed or denied).

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company Group, the Principal Shareholders, the SPAC and the Acquisition Entities shall, using commercially reasonable efforts, (a) continue to give the other Parties, their legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other Parties, their legal counsel and other representatives such information relating to the business of the Company Group, the SPAC or the Acquisition Entities as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Parties in such other Parties’ investigation of its business; provided that no investigation pursuant to this Section 7.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group, the SPAC or the Acquisition Entities and, provided further, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Company Group, the SPAC or the Acquisition Entities. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a Party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other Parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each Party shall promptly notify each other Party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Hotel101 Global Share, Hotel of Asia Share or share capital or capital stock of the SPAC or the Acquisition Entities or any of the Company Group’s, the SPAC’s or the Acquisition Entities’ assets;

(b)  any notice or other communication from any Authority in connection with the Transactions;

(c) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the Transactions;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The Company Group acknowledge that:

(i) SPAC Shareholders must approve the transactions contemplated by this Agreement prior to the SPAC Merger contemplated hereby being consummated and that, in connection with such approval, SPAC must call a special meeting of its shareholders requiring SPAC to prepare and file with the SEC a Proxy Statement and Registration Statement;

(ii) SPAC will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) SPAC will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the SPAC makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will use best efforts and cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use best efforts to (i) cooperate with SPAC, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by SPAC in connection with any filing with the SEC.

(c) From the date hereof through the SPAC Merger Effective Time, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC.

7.5 The Registration Statement.

(a) As promptly as reasonably practicable after the date hereof, SPAC, PubCo and DoubleDragon shall jointly prepare, and PubCo and SPAC shall jointly file with the SEC, (i) in preliminary form, a proxy statement in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of SPAC in advance of the an extraordinary general meeting of SPAC Shareholders, as adjourned (the “SPAC Special Meeting”), for the purpose of, among other things, (1) providing the public shareholders of SPAC an opportunity to redeem their SPAC Class A Ordinary Share in accordance with SPAC’s Organizational Documents and the Prospectus, and (2) soliciting proxies from SPAC Shareholders to vote at the SPAC Special Meeting, as adjourned or postponed, on the SPAC Shareholder Approval Matters (as defined below), and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus.

(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at the SPAC Special Meeting, in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, (ii) the replacement of the existing memorandum and articles of association of SPAC with the Amended PubCo Charter, (iii) any other proposals that the Parties agree are necessary or desirable to consummate the transactions contemplated by this Agreement (including the adoption and approval of the memorandum and articles of association of the Merger Sub 2, as in effect immediately prior to the SPAC Merger Effective Time, as the memorandum and articles of the association of the SPAC Surviving Sub at the SPAC Merger Effective Time), and (iv) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of SPAC (collectively, the “SPAC Shareholder Approval Matters”). If on the date for which SPAC Special Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval (as defined below), whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of SPAC Special Meeting.

(c) In connection with the Registration Statement, SPAC, DoubleDragon and PubCo will jointly file, with the Company Party’s reasonable cooperation, with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents and applicable Laws of the British Virgin Islands, applicable Laws of the Cayman Islands and the rules and regulations of the SEC and Nasdaq. SPAC (and its counsel), PubCo (and its counsel) and DoubleDragon (and its counsel) shall provide each other Party with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and no such filing shall be made without the consent of SPAC and DoubleDragon. DoubleDragon shall provide such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by DoubleDragon shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. SPAC shall provide such information concerning SPAC and its equity holders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by SPAC shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. Each Acquisition Entity shall provide such information concerning the relevant Acquisition Entity and its equity holders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations, as applicable, that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the relevant Acquisition Entity shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. SPAC and PubCo will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the SPAC Merger and the transactions contemplated hereby subject to applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents.

(d) Each of SPAC, PubCo and DoubleDragon shall take any and all commercially reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Proxy Statement. Each of SPAC, PubCo and DoubleDragon shall, and shall cause each of its Subsidiaries to make their respective directors, officers and employees, as applicable, upon reasonable advance notice, available at a reasonable time and location to DoubleDragon, PubCo, SPAC and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and PubCo shall jointly amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and SPAC shall cause the Proxy Statement to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents.

(e) SPAC, PubCo and DoubleDragon shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their respective commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Each Party shall provide the other Party with copies of any written comments, and shall inform the other Party of any material oral comments, that such Party or its representatives receive from the SEC or its staff with respect to the Registration Statement and the Proxy Statement promptly after the receipt of such comments and shall give the other Party a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f)  As soon as reasonably practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, SPAC shall distribute the Proxy Statement to SPAC Shareholders, and, pursuant thereto, shall call SPAC Special Meeting in accordance with applicable Laws of the British Virgin Islands as promptly as practicable. SPAC shall take necessary actions to enforce Section 1 of the Letter Agreement, dated as of January 18, 2024, by and among SPAC, the Sponsor and certain directors and officers of SPAC, in order to obtain the Required SPAC Shareholder Approval.

7.6 Trust Account. The Company Group and the Acquisition Entities acknowledge that the SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to shareholders of SPAC holding SPAC Units or SPAC Ordinary Shares who shall have validly redeemed their SPAC Units or SPAC Ordinary Shares upon acceptance by the SPAC of such SPAC Units or SPAC Ordinary Shares, (b) the expenses of the SPAC, including transaction expenses, advisor fees and obligations owed to the Sponsor, up to US$4.5 million of expenses incurred since February 12, 2024 and (c) the remaining monies in the Trust Account to the SPAC, which will be used to for working capital and general corporate purposes of the Company Group. The SPAC shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of DoubleDragon.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Subject to the terms and conditions of this Section 7.7 and from and after the Closing Date, the Principal Shareholders (the “Indemnifying Party”) hereby jointly and severally agree to indemnify and hold harmless each of SPAC’s directors and officers (the “Indemnified Parties”), against and in respect of any and all loss, cost, payment, interest, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation, court costs and attorneys’ fees and other costs and expenses) incurred or sustained by, or imposed upon any Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company Group or the Principal Shareholders contained herein. Following the Closing, disinterested independent directors of PubCo shall have the authority to institute and prosecute any claims for indemnification under this Section 7.7(a) in good faith on behalf of the Indemnified Parties to enforce the terms of this Agreement.

(b) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Party and any of the SPAC in effect on the date hereof, shall survive Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law; provided that the foregoing shall exclude fraud, gross negligence, willful default or willful neglect on the part of any D&O Indemnified Party. For a period of six (6) years after the SPAC Merger Effective Time, PubCo shall cause the Organizational Documents of PubCo and SPAC Surviving Sub to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the SPAC to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The Company Parties and PubCo shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; with respect to the current or former directors and officers of the SPAC, provided that in no event shall the PubCo be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 300% of the amount per annum payable by SPAC under its currently effective D&O insurance policies as of the date of this Agreement. PubCo shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause its Subsidiaries to honor all obligations thereunder. If any claim is asserted or made within such six-year period, the provisions of this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, PubCo and SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of DoubleDragon and SPAC with the individuals set forth in Exhibit B, which indemnification agreements shall continue to be effective following the Closing.

(d)  Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the SPAC Merger Effective Time indefinitely and shall be binding, jointly and severally, on all successors and assigns of the SPAC Surviving Sub. In the event that the SPAC Surviving Sub or any of its successors or assigns consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the SPAC Surviving Sub shall succeed to the obligations set forth in this Section 7.7.

7.8 Board of Directors of PubCo. Immediately after the SPAC Merger Effective Time, PubCo’s board of directors shall consist of directors and independent directors designated by DoubleDragon; provided, however, the composition of such board of directors shall comply with the requirements of SEC and Nasdaq.

7.9 Non-Compete Agreements. Each of the Principal Shareholders and SPAC shall enter into a non-compete, non-solicitation agreement with PubCo, which shall take into effect upon the Closing Date and be valid for two (2) years after the Closing Date, provided that (a) there shall be no restriction on any of SPAC’s Affiliates, directors, officers, shareholders or their respective Affiliates from completing a business combination with any other target, including target in the same industry or market, (b) there shall be no restrictions with respect to the Philippines and (c) any restrictions shall be limited to the ‘value segment’ of the hospitality market.

7.10  Reporting and Compliance with Laws. From the date hereof through the Closing Date, the SPAC, Acquisition Entities, the Company Group and the Principal Shareholders shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

ARTICLE VIII
COVENANTS OF THE COMPANY GROUP AND PRINCIPAL SHAREHOLDERS

8.1 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty-five (45) days following the end of each three-month quarterly period, the Company Group shall deliver to SPAC, for the first three quarters of the year, unaudited consolidated financial statements, in each case accompanied by a certificate of the Chief Financial Officer of the Company Group to the effect that all such financial statements fairly present the financial position and results of operations of the Company Group as of the date or for the periods indicated, in accordance with GAAP or IFRS, subject to year-end audit adjustments and excluding footnotes.

8.2 Restructuring.

(a) Subject to the terms of this Agreement and applicable Law,

(i) DoubleDragon shall initiate the transfer of 216,000 common shares of Hotel of Asia, representing 40% of the share capital of Hotel of Asia (the “Transferred Hotel of Asia Shares”), to PubCo, by duly executing a Deed of Sale for the sale of the Transferred Hotel of Asia Shares and submission of all required filing documents with the relevant governmental authorities, by no later than the first filing of the Proxy Statement and Registration Statement with the SEC efforts to complete the Share Transfer thereafter;

(ii) DoubleDragon shall complete the Share Transfer, including the completion of all required filings and registrations with the applicable Authority, by no later than three (3) months of the first filing of the Proxy Statement and the Registration Statement with the SEC;

(iii) DDPC and Hotel101 Global shall complete the Property Transfer, including the completion of all required filings and registrations with the applicable Authority, by no later than the Closing Date,

(b) As consideration for the Share Transfer, PubCo shall issue to DoubleDragon the Transfer Payment Shares, by no later than the Closing Date.

(c) Prior to consummating the Share Transfer, the Principal Shareholders shall furnish draft documents and Contracts for the Share Transfer to SPAC for reasonable review and comments. DoubleDragon shall provide SPAC with periodic updates on the status of the Share Transfer after the completion of any material step thereto and any relevant documentation evidencing the completion of such material step.

8.3 Required Company Approvals. Each of the Company Group and the Principal Shareholders shall duly and promptly obtain all corporate governance approvals required to perform this Agreement and any Additional Agreement to which it is a party, including the Hotel101 Global Shareholder Approval, DDPC Shareholder Approval prior to the Closing.

8.4 Key Employees of the Company Parties. The Company Parties and the Principal Shareholders shall use commercially reasonable efforts to procure each Key Personnel to execute employment agreements, including a term of at least three (3) years of services from the Closing Date, and customary non-disclosure, non-solicitation, non-compete and assignment of inventions provisions and other customary restrictive covenant provisions, in each case effective as of the Closing, between each such Key Personnel and PubCo or a Subsidiary of PubCo, as applicable (the “Employment Agreements”). The Company Group shall be entitled to update the list of Key Employees prior to the Closing; provided that any such update shall be subject to the SPAC’s prior written consent (which consent shall not be unreasonably withheld).

8.5 Rights of PubCo as Minority Shareholder. The Company Parties and the Principal Shareholders hereby agree that, following the Closing, PubCo shall be granted certain rights and privileges as a minority shareholder of Hotel of Asia as set out in Schedule B so long as it holds any Share of Hotel of Asia (and its successors and assignees).

8.6 Financial Statements.

(a) The Company Parties shall have prepared and delivered to SPAC (i) by April 30, 2024, (A) the audited consolidated IFRS financial statements of each of Hotel101 Global and Hotel of Asia for the years ended December 31, 2023 and 2022 and (B) the unaudited pro forma condensed combined financial information of Hotel101 Global, Hotel of Asia and SPAC (provided that the SPAC financials have been prepared) in connection with the filing of the Proxy Statement and Registration Statement, provided that the Company Parties shall receive an extension of 15 days in connection with the requirements for the financial statements of Hotel101 Global and the pro forma financial information under this paragraph (i) and shall be deemed to have not violated this provision until the expiry of such extension period; and (ii) by September 30, 2024, the reviewed consolidated IFRS financial statements of each of Hotel101 Global and Hotel of Asia for the six-month period ended June 30, 2024.

(b) The above required financial statements will be complete and accurate and will fairly present, in all material respects, in conformity with IFRS applied on a consistent basis, the financial position of the Company Group or the relevant Company Party, as the case may be, as of the dates thereof and the results of operations of the Company Group or the relevant Company Party, as the case may be, for the periods reflected therein. The financial statements (i) will prepared from the Books and Records of the Company Group; (ii) will be prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) will contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition of the Company Group or the relevant Company Party, as the case may be, in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) will contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company Group or the relevant Company Party, as the case may be, with respect to the periods then ended.

(c) Except as to be accrued, reflected, disclosed or reserved against on the aforementioned financial statements and for liabilities and obligations of a similar nature and in similar amounts to be incurred in the ordinary course of business since the relevant balance sheet dates, there will be no material Liabilities, Indebtedness, debts or obligations of any nature (whether accrued, absolute, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise), or any material “off-balance sheet arrangements” relating to each Company Party and or its respective Subsidiaries that would be required by IFRS to be accrued, reflected, disclosed, or reserved on such financial statements. All material debts and Liabilities, fixed or contingent, which should be included under IFRS on such financial statements will be included therein during the relevant financial periods.

8.7 Key Executive Shares. On or prior to the Closing Date, PubCo shall issue to each Key Executive described in Schedule A-2 such number of Key Executive Shares opposite such Person’s name on Schedule A-2, provided that ‘Others’ shall refer to one or more persons to be determined by the board of directors of DoubleDragon in its sole discretion. The Key Executive Shares shall be subject to a 18-month vesting (“Vesting Period”) and may be cancelled by PubCo if a Key Executive leaves PubCo prior to expiry of the Vesting Period.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The Parties covenant and agree that:

9.1 Commercially Reasonable Efforts; Further Assurances Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other Parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The Parties shall execute and deliver such other documents, certificates, agreements and other writings, including executed subscription agreements in form and substance mutually agreed by SPAC and DoubleDragon, and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a)  PubCo shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

(b) In the event that the SEC requests or requires a tax opinion regarding any aspect of the tax consequences of the SPAC Merger (or transactions related thereto), each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to each other party’s tax advisors for the purpose of issuing such opinions. If the SEC requests or requires any opinion on the tax consequences of the Company Amalgamation or the SPAC Merger (or transactions related thereto) or other tax consequences to the SPAC or the SPAC Shareholders, SPAC shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by its tax advisor. If the SEC requests or requires any opinion on the tax consequences of the Company Amalgamation or the Company Amalgamation (or transactions related thereto) or other tax consequences to any Company Party or shareholder of a Company Party, the relevant Company Party shall use commercially reasonable efforts to cause such opinion (as so required or requested) to be provided by its tax advisor. For the avoidance of doubt, a tax opinion regarding the tax consequences of the Company Amalgamation or the SPAC Merger (or transactions related thereto) is not a condition to closing.

9.3 Settlement of the SPAC’s Liabilities. Subject to Section 13.5, immediately upon the Closing, all outstanding liabilities of the SPAC shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by SPAC’s or SPAC’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination, up to US$ 4.5 million, all of which has been incurred since February 12, 2024.

9.4 Compliance with SPAC Agreements. The Company Group and SPAC shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of January 18, 2024 by and between SPAC and the investors named therein.

9.5 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group and Acquisition Entities, on the one hand, and the SPAC, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.6 PIPE Investment. The Parties shall, and shall cause their respective Affiliates to, use commercially reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (a) to obtain executed subscription agreements, which shall have terms, and be in a form, mutually agreed by both SPAC and DoubleDragon, from investors mutually selected by SPAC and DoubleDragon (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in public equity at the Closing in an amount to be mutually agreed by the Parties (the “PIPE Financing”), and (b) to consummate the PIPE Financing substantially concurrently with the Closing. From the date hereof until the Closing Date, SPAC and DoubleDragon shall, and shall request their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing.

9.7 Company Amalgamation.

(a) Prior to the Closing, each of Hotel101 Global and Merger Sub 1 shall take all such actions as are reasonably necessary so that the Company Amalgamation shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(i) as soon as practicable following the execution of this Agreement, Hotel101 Global and Merger Sub 1 shall begin drafting (or cause its auditors to begin drafting) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information relating to the Company Amalgamation as is or may be required under the Singapore Companies Act, in each case with respect to the Company Amalgamation (the “Other Amalgamation Documents” and together with the Amalgamation Proposal, the “Amalgamation Documents”);

(ii) as soon as practicable following the execution of this Agreement, each of Hotel101 Global and Merger Sub 1 shall contact and engage with its secured creditors (if any) and such other creditors of the Hotel101 Global and/or Merger Sub 1 as may be agreed between SPAC and DoubleDragon and obtain the written consent of such creditors to the Company Amalgamation and the Transactions on terms satisfactory to SPAC and DoubleDragon, both acting reasonably;

(iii) as soon as practicable each of Hotel101 Global and Merger Sub 1 shall:

(A) exercise their powers to cause the boards of directors of each of Hotel101 Global and Merger Sub 1, respectively, to approve the Company Amalgamation and make solvency statements and/or declarations in respect of Hotel101 Global and/or Merger Sub 1 (as the case may be);

(B) dispatch the Amalgamation Documents to its shareholders in accordance with the Singapore Companies Act;

(C) dispatch the notice of Amalgamation Proposal to its secured creditors (if any) in accordance with the Singapore Companies Act and such other creditors of Hotel101 Global and/or Merger Sub 1 as may be agreed between SPAC and DoubleDragon; and

(D) cause the notice of Amalgamation Proposal to be published in one daily English-language newspaper of general circulation in Singapore in accordance with the Singapore Companies Act;

(iv) as soon as practicable following receipt of the Hotel101 Global Shareholder Approval and the approval of the sole member of Merger Sub 1, each of Hotel101 Global and Merger Sub 1 shall take all steps necessary to secure the pre-clearance of the Company Amalgamation by ACRA and obtain such pre-clearance from ACRA prior to the Closing Date;

(v) by no later than 9:00 a.m. Singapore time on the Closing Date, Hotel101 Global shall pay the fee prescribed by ACRA to effect the Company Amalgamation and lodge with ACRA the prescribed form relating to the Company Amalgamation, the Amalgamation Proposal, the required directors’ declarations, the required solvency statements, the required declaration of the directors of each of Hotel101 Global and Merger Sub 1 that the Company Amalgamation has been approved by the shareholders of Hotel101 Global and Merger Sub 1, respectively, the required declarations regarding no prejudice to creditors, and the constitution of Company Surviving Sub, in each case relating to the Company Amalgamation and in accordance with the Singapore Companies Act.

(b) Hotel101 Global and Merger Sub 1 shall, and Hotel101 Global shall cause each of the Hotel101 Global’s Subsidiaries to, (i) cause the Amalgamation Documents when delivered to shareholders, secured creditors or such other creditors as may be agreed between SPAC and DoubleDragon or lodged with ACRA, to comply with all Laws applicable thereto (including the Singapore Companies Act) and rules and regulations promulgated by ACRA, and (ii) cause the Company Amalgamation to be declared effective under the Singapore Companies Act as promptly as practicable.

(c) Any filing of, or amendment or supplement to the Amalgamation Documents will be mutually prepared and agreed upon by Hotel101 Global and Merger Sub 1. Each of Hotel101 Global and Merger Sub 1 will advise PubCo and SPAC, promptly after receiving notice thereof, of the time when the Company Amalgamation has become effective under the Singapore Companies Act or of any request by the ACRA for amendment of the Amalgamation Documents or comments thereon and responses thereto or requests by ACRA for additional information and responses thereto, and shall provide PubCo and SPAC a reasonable opportunity to provide comments and amendments to any such filing. PubCo, Hotel101 Global and Merger Sub 1 shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of ACRA or its staff with respect to the Amalgamation Documents and any amendment to the Amalgamation Documents filed in response thereto.

(d) Each of PubCo, Hotel101 Global and Merger Sub 1 shall ensure that all of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Amalgamation Documents will, at the time the Amalgamation Documents are (i) sent to shareholders, secured creditors and such other creditors as may be agreed between SPAC and DoubleDragon, of Hotel101 Global or Merger Sub 1, as applicable or (ii) lodged with ACRA, be true, accurate and not misleading in all material respects.

(e) If at any time prior to or after the Company Amalgamation Effective Time Hotel101 Global, PubCo or Merger Sub 1 becomes aware that any information relating to Hotel101 Global, PubCo, Merger Sub 1 or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Amalgamation Documents is required to be amended, so that the Amalgamation Documents would not fail to be true, accurate or not misleading in all material respects, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly lodged with ACRA and, to the extent required by the Singapore Companies Act, disseminated to the shareholders and secured creditors of Hotel101 Global and Merger Sub 1.

(f) If at any time prior to the Company Amalgamation Effective Time Hotel101 Global, PubCo or Merger Sub 1 becomes aware that any member or creditor of Hotel101 Global or Merger Sub 1 or any other person to whom Hotel101 Global or Merger Sub 1 is under an obligation, intends to object or has objected to the Amalgamation Proposal (or the notification of publication thereof) (each, an “Amalgamation Objection”), (i) Hotel101 Global, PubCo and Merger Sub 1 shall discuss in good faith how to address any such Amalgamation Objection and Hotel101 Global shall, and shall cause its Subsidiaries to, deal with such Amalgamation Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no member or creditor of Hotel101 Global or Merger Sub 1 or other person to whom Hotel101 Global or Merger Sub 1 is under an obligation, is able to delay the Company Amalgamation or cause the Company Amalgamation not to be consummated pursuant to the Amalgamation Proposal and (ii) neither Hotel101 Global nor Merger Sub 1 shall agree to any material settlement or accommodation in respect of any Amalgamation Objection without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction of all the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) There shall not be in force any applicable Law or Order enjoining, prohibiting, making illegal or preventing the consummation of the Closing, whether temporary, preliminary or permanent, which is then in effect or is pending or threatened.

(b) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no Action seeking such stop order shall have been threatened or initiated by the SEC and not withdrawn.

(c) The PubCo Ordinary Shares to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on Nasdaq, subject only to official notice of issuance thereof.

(d) The approval of the SPAC Shareholder Approval Matters shall have been duly obtained in accordance with the Laws of the British Virgin Islands, SPAC’s Organizational Documents and the rules and regulations of Nasdaq (the “Required SPAC Shareholder Approval”).

(e) There shall have not been any Material Adverse Effect in the business, customer relationships, operations, financial condition, regulatory environment or prospects of the Company Group.

10.2 Additional Conditions to Obligations of SPAC. The obligations of the SPAC to consummate the Closing are subject to the satisfaction of all the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)  The Company Group, Principal Shareholders and Acquisition Entities shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects; provided, that for the purposes of this Section 10.2(a), a covenant of the Company Group, a Principal Shareholder or any Acquisition Entity shall only be deemed to have not been performed if such Party (as the case may be) has breached such covenant and failed to cure, if curable, within 30 days after receipt by the Principal Shareholders or such Acquisition Entity (as the case may be) from SPAC notice of such breach.

(b) The SPAC has completed financial due diligence investigations over the Company Group, and the due diligence results are fully satisfactory to the SPAC; provided that (i) the Company Group shall provide substantially all of the financial due diligence information, materials and documents requested by SPAC on or prior to May 31, 2024, (iii) SPAC shall raise any further material requests by June 15, 2024 and the Company Group shall promptly respond to SPAC’s further requests, if any, in reasonable details, and (iii) SPAC shall be deemed to have completed and be fully satisfied with such investigations if it does not raise any objection within 30 days upon the provision by the Company Group of all financial due diligence information, materials and documents reasonably requested by SPAC .

(c) The Property Transfer shall have been consummated and applicable certificates filed in the appropriate jurisdictions.

(d) (i) The Company Amalgamation shall have been pre-cleared by ACRA and reasonable proof of such pre-clearance shall have been delivered the SPAC; and (ii) no Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of Hotel101 Global or Merger Sub 1 or other person to whom Hotel101 Global or Merger Sub 1 is under an obligation, shall have the ability to delay the Company Amalgamation or cause the Company Amalgamation not to be consummated pursuant to the Amalgamation Proposal.

(e) The Share Transfer shall have been completed, including the completion of all required filings and registrations with the applicable Authority.

(f) (i) Each of the representations and warranties of the Company Parties and Principal Shareholders contained in Article IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the ability of any of the Company Group and Principal Shareholders to consummate the transactions contemplated hereby; and (ii) each of the representations and warranties of the Acquisition Entities contained in Article VI shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the ability of any Acquisition Entity to consummate the transactions contemplated hereby.

(g) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.

(h) The SPAC shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of each Company Party, and a certificate signed by the sole director or an authorized signatory of PubCo, dated of the Closing Date, certifying that the conditions set forth in this Section 10.2 have been fulfilled.

(i) The SPAC shall have received duly executed opinions from the PubCo’s British Virgin Islands and Cayman Islands counsel, Appleby, Singapore counsel, Allen & Gledhill LLP and Philippines Counsel, Romulo Mabanta Buenaventura Sayoc and de los Angeles Law, in form and substance reasonably satisfactory to the SPAC, addressed to the SPAC and dated as of the Closing Date.

(j) The SPAC shall have received a copy of each of the Additional Agreements duly executed by all parties thereto (other than the SPAC) and such Additional Agreement shall be in full force and effect.

(k) Excluding deferred underwriting fees and commissions and any fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the performance of the transactions contemplated thereby, the total outstanding liabilities of SPAC shall not exceed US$4,500,000.

(l) The PubCo or a relevant Subsidiary of PubCo shall have entered into the Employment Agreements with each Key Personnel to the reasonable satisfaction of SPAC, with a copy of each such agreement has been delivered to SPAC.

10.3 Additional Conditions to Obligations of the Company Parties. The obligations of the Company Parties, the Principal Shareholders and DoubleDragon to consummate the Closing are subject to the satisfaction of all of the following additional conditions, any one or more of which may be waived in writing by DoubleDragon:

(a) SPAC shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) Each of the representations and warranties of SPAC contained in Article V shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect.

(c) DoubleDragon shall have received a certificate signed by an authorized officer of SPAC to the effect set forth in clauses (a) and (b) of this Section 10.3.

(d) SPAC shall have executed and delivered to DoubleDragon each Additional Agreement to which it is a party.

(e) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a SPAC Material Adverse Effect.

10.4 Frustration of Conditions. None of the SPAC or the Principal Shareholders may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

ARTICLE XI
DISPUTE RESOLUTION

11.1 Jurisdiction.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the City of New York, Borough of Manhattan, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.

(b) Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.1.

11.2 Waiver of Jury Trial; No Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of DoubleDragon and SPAC;

(b) by either SPAC or DoubleDragon if the consummation of the Closing is permanently enjoined or prohibited by a final, non-appealable Order;

(c) by either DoubleDragon or SPAC if the Required SPAC Shareholder Approval shall have not been obtained at the SPAC Special Meeting or at any adjournment thereof, in each case, at which a vote on the approval of the SPAC Shareholder Approval Matters was taken;

(d) by SPAC if the relevant shareholder approvals required for each of the Company Group and Principal Shareholders to consummate the Transactions contemplated hereunder, including the Hotel101 Global Shareholder Approval and DDPC Shareholder Approval, shall not have been obtained within 25 days after the effectiveness date of the Registration Statement (“Effectiveness Date”);

(e) by SPAC if, within 30 days upon the provision by the Company Group of all financial due diligence information, materials and documents requested by SPAC, it is not satisfied with the Company Group’s financial due diligence results as set out in Section 10.2(b);

(f) by SPAC if any Company Party, Principal Shareholder or Acquisition Entity shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement such that the conditions set forth in Section 10.1 or Section 10.2 would not be satisfied and, such breach is not curable or, if curable, is not cured prior to 30 days following receipt by the applicable Company Party, Principal Shareholder or Acquisition Entity of a written notice describing in reasonable detail the nature of such breach; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 12.1(f) if SPAC is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 10.1 or Section 10.3 not to be satisfied;

(g) by SPAC if any of the Company Parties fails to prepare and deliver the financial statements required under Section 8.6 in accordance with the schedule contained therein, including any applicable extension thereof (for the avoidance of any doubt, the failure to prepare or deliver any of such financial statements within the required time periods (including a 15-day extension period provided under Section 8.6(a)(i)) shall constitute a material breach of the Company Parties and Principal Shareholders, and in no event will the 30-day cure period set forth in Section 12.1(f) apply to Section 8.6(a) or this Section 12.1(g));

(h) by SPAC if, after the SEC allows the Registration Statement to be declared effective, the SPAC fails to obtain the Nasdaq approval prior to the earlier of (i) 60 days after the date when the SEC allows the Registration Statement to be declared effective and (ii) January 23, 2025, and such failure to obtain Nasdaq approval is primarily due to the listing of DoubleDragon on the Philippine Stock Exchange, Inc.;

(i) by DoubleDragon if the SPAC shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement such that the conditions set forth in Section 10.1 or Section 10.3 would not be satisfied and, such breach is not curable or, if curable, is not cured prior to 30 days following receipt by SPAC of a written notice describing in reasonable detail the nature of such breach; provided that DoubleDragon shall not have the right to terminate this Agreement pursuant to this Section 12.1(i) if any of the Principal Shareholders and the Company Parties is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 10.1 or Section 10.2 not to be satisfied;

(j) by DoubleDragon in its sole discretion at any time, without the occurrence of any event set out in Section 12.1(a) to (c) or (i); or

(k) by SPAC in its sole discretion at any time, without the occurrence of any event set out in Section 12.1(a) to (h).

12.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 12.1, written notice thereof shall be given to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of any Party, except the provisions of Section 9.5 (Confidentiality), Article XI, this Section 12.2, Section 12.3 and, if applicable, Section 12.4 or Section 12.5, as the case may be, shall survive such valid termination in accordance with its terms and conditions.

12.3 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the Company Parties and the Principal Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing for a period of six (6) years after the Closing Date; provided that (a) the representations and warranties set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3 (Governmental Authorization), 4.4 (Non-Contravention), and 4.5 (Capital Structure of Company Group and Principal Shareholders) shall survive the Closing indefinitely, and (b) the representations and warranties set forth in Sections 4.17 (Intellectual Property), 4.20 (Employment Matters), 4.21 (Real Property), 4.22 (Tax Matters) and 4.23 (Environmental Laws) shall survive for the applicable statute of limitations. Any claim based upon a Fraud Claim will survive indefinitely.

12.4 Termination Fee. In the event that this Agreement is terminated by DoubleDragon pursuant to Section 12.1(j) or by SPAC pursuant to Sections 12.1(f) or 12.1(g), then, upon written notice from DoubleDragon to SPAC in the event of Section 12.1(j), or upon written notice from SPAC to DoubleDragon in the event of Section 12.1(f) or 12.1(g), DoubleDragon will pay SPAC (or its designees) an amount equal to US$1,000,000 (the “Termination Fee”). In addition, if the SPAC terminates this Agreement pursuant to Section 12.1(h), then upon written notice from SPAC to DoubleDragon, DoubleDragon shall pay SPAC (or its designees) an amount equal to US$2,000,000 (the “Premium Termination Fee”). Each of the Parties acknowledges and agrees that (a) the agreements contained in this Section 12.4 are an integral part of the this Agreement and the transactions contemplated hereby and (b) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement and payment in full of the Termination Fee or Premium Termination Fee, as the case may be, pursuant to this Section 12.4, the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).

12.5 Reverse Termination Fee. In the event that this Agreement is terminated by SPAC pursuant to Section 12.1(k) or by DoubleDragon pursuant to Section 12.1(i), then, upon written notice from SPAC to DoubleDragon in the event of Section 12.1(k) or upon written notice from DoubleDragon to SPAC in the event of Section 12.1(i), SPAC will pay DoubleDragon (or its designees) an amount equal to US$1,000,000 (the “Reverse Termination Fee”). Each of the parties hereto acknowledges and agrees that (a) the agreements contained in this Section 12.5 are an integral part of the this Agreement and the transactions contemplated hereby and (b) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement and payment in full of the Reverse Termination Fee pursuant to this Section 12.5, the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice under this Agreement shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the DoubleDragon (following the Closing), to:

Hotel101 Global Pte. Ltd.
20 Cecil Street #04-03, PLUS Building, Singapore 049705
Attn: Marriana H. Yulo
Email: mhy@hotel101global.com

with a copy (which shall not constitute notice) to:

Milbank (Hong Kong) LLP
30/F Alexandra House

18 Chater Road

Hong Kong
Attn: James Grandolfo
Email: jgrandolfo@milbank.com

if to any Acquisition Entity, to:

Hotel101 Global Pte. Ltd.
20 Cecil Street #04-03, PLUS Building, Singapore 049705
Attn: Marriana H. Yulo
Email: mhy@hotel101global.com

with a copy (which shall not constitute notice) to:

Milbank (Hong Kong) LLP
30/F Alexandra House

18 Chater Road

Hong Kong
Attn: James Grandolfo
Email: jgrandolfo@milbank.com

if to the SPAC, to:

JVSPAC Acquisition Corp.
G/F Hang Tak Building

Electric Street

Wan Chai
Hong Kong
Attn: Serena Shie
Email: serena@firsteuro.co

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso
Email:gcaruso@loeb.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by the SPAC (prior to the SPAC Merger Effective Time), the Company Parties and the Principal Shareholders, and cannot be terminated orally or by course of conduct. No provision of this Agreement can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided in this Agreement, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith; provided that the foregoing shall not apply in case of fraud, gross negligence, willful default or willful neglect.

13.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship among the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law and except with respect to the SPAC SEC Documents, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the Parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5 Expenses. Each Party shall bear its own upfront costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided that, (x) any printing fees and filing fees and printing payable with respect to any regulatory or governmental filings relating to the transactions contemplated by this Agreement, whether or not such transactions shall be consummated, shall be paid by the Company Parties and (y) the transaction expenses incurred by SPAC in connection with the negotiation, preparation and execution of this Agreement and the performance of the transactions contemplated thereby, including fees and expenses of counsel, accountants, advisors and consultants of SPAC (excluding deferred underwriting fees and commissions, Taxes and filing fees payable to obtain required regulatory approvals) shall be borne by the surviving company shall not exceed US$4,500,000 without DoubleDragon’s prior consent (such consent not to be unreasonably withheld). SPAC shall provide DoubleDragon with written notice (which delivery shall be made via email), on a quarterly basis from the date hereof until the consummation of the Transactions or termination of this Agreement, of its reasonable estimates of the costs and expenses incurred as of such date by SPAC.

13.6 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8 Counterparts. This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time; provided that with respect to any Contract listed in the Company Disclosure Schedule, all such amendments, modifications or supplements must also be listed in the Company Disclosure Schedule. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)  If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, and without prejudice of any other provision under this Agreement all references in this Agreement to “the knowledge of the Company Group” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel and any other directors or officers of any member of the Company Group.

13.12 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the SPAC (and their respective successors, heirs and representatives) and each of their respective Affiliates are intended third-party beneficiaries of, and may enforce, Section 7.7(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of any Party, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.16 and Section 13.17.

13.14 Non-survival of Representations, Warranties and Covenants. The representations, warranties, covenants, obligations or other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing Date and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing Date in respect thereof), except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants and agreements shall survive the Closing and continue until fully performed in accordance with their terms). Nothing in this Section 13.1 shall be construed to modify or otherwise affect the provisions of Section 7.7 and Section 13.15.

13.15 Waiver. Reference is made to the final IPO prospectus of the SPAC, dated January 18, 2024 (the “Prospectus”). The Company Group and the Principal Shareholder have read the Prospectus and understand that the SPAC has established the Trust Account for the benefit of the public shareholders of the SPAC and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the SPAC may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the SPAC agreeing to enter into this Agreement, the Company Group and the Principal Shareholder hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations or Contracts with the SPAC.

13.16 Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement or any Additional Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

13.17 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 13.17, nothing in this Section 13.17 shall limit any Party’s remedies in the event of fraud.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SPAC:

JVSPAC Acquisition Corp.

By:	/s/ Albert Wong
Name:	Albert Wong
Title:	Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PubCo:

Hotel101 Global Holdings Corp.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Merger Sub 1:

HGHC 4 Pte. Ltd.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Merger Sub 2:

HGHC 3 Corp.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Company Parties:

Hotel101 Global Pte. Ltd.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Hotel of Asia, Inc.

By:	/s/ Ferdinand J. Sia
	Name:	Ferdinand J. Sia
	Title:	President

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Principal Shareholders:

DoubleDragon Corporation

By:	/s/ Edgar J. SIA II
	Name:	Edgar J. SIA II
	Title:	Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DDPC Worldwide Pte Ltd.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Hotel101 Worldwide Private Limited

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Exhibit to Merger Agreement